UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Amendment No. 3

Bio Essence Corp.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

California
(State or other jurisdiction
incorporation or organization)

5960
(Primary Standard Industrial
Classification Code Number)

94-3349551
(I.R.S. Employer
Identification Number)

8 Studebaker Drive in Irvine, California 92618

(949) 706-9966

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bio Essence Corp.

Attn: Yin Yan

Chief Executive Officer

8 Studebaker Drive

Irvine, CA 92618

T (949) 706-9966

(Address, including zip code, and telephone number, including area code, of

Registrant's principal executive offices and registered agent)

Copies to:

Devin W. Bone

Paesano Akkashian Apkarian, P.C.
7457 Franklin Road, Suite 200
Bloomfield Hills, Michigan 48301
T (248) 796-6886
F (248) 796-6885

E dbone@paalawfirm.com

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [ ]

If this form is a post-effective Registration Statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [ ]

If this form is a post-effective Registration Statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:[ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

CALCULATION OF REGISTRATION FEE CHART

Common Stock Par Value $0.01	Amount(1)	Proposed Maximum Registered Per Share(2)	Proposed Maximum Offering Price(3)	Fee Amount
Selling Shareholders	33,009,000	$1.00	$33,009,000	$4,284.57
Direct Public Offering	5,000,000	$1.00	$5,000,000	$649.00

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) There is no current market for the securities.

(3) Estimated for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY RESERVES THE RIGHT TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THIS REGISTRATION STATEMENT AND THE PROSPECTUS THEREIN COVER THE REGISTRATION OF 38,009,000 SHARES OF COMMON STOCK.

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The information contained in this Prospectus is not complete and may be changed. Neither the Selling Shareholders nor the Company may sell these securities until the registration statement filed with the Securities and Exchange Commission is deemed effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED FEBRUARY __, 2019

BIO ESSENCE CORP.

This preliminary prospectus relates to the registration of 38,009,000 shares of common stock in Bio Essence Corp., a California corporation (referred to herein as the “Company,” “Bio Essence,” “we,” “our,” “us,” or other similar pronouns). The Company is registering 5,000,000 shares of common stock at $1.00 per share for our initial public offering (“IPO”). In addition, the Company is registering 33,009,000 shares of common stock currently held by our “Selling Shareholders,” or individually, “Selling Shareholder.” The Selling Shareholders intend on selling their respective shares for the fixed price of $1.00 per share for the duration of the offering (the “Resale”). Our shares of common stock subject to the IPO and Resale are referred to herein collectively as our “Shares.” We estimate our total offering registration costs to be approximately $30,625.06. There is no minimum number of shares that must be sold by us for the offering to proceed. The Company will retain any proceeds from the IPO, while the Selling Shareholders will retain the proceeds from the Resale. The Selling Shareholders are deemed to be statutory underwriters under Section 2(a)(11) of the Securities Act of 1933 (“Securities Act”). After this Registration Statement is deemed effective, the Company intends on filing its Form 8-A with the Securities and Exchange Commission (“SEC”) registering its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), which will subject the Company to all reporting and proxy obligations under the Exchange Act.

No public market currently exists for the securities being offered herein. The current pricing of the IPO and Resale were arbitrarily set by management. Neither the Company nor the Selling Shareholders have a current arrangement or agreement with any underwriters, broker-dealers or selling agents for the sale of the shares subject to this Prospectus. If a Selling Shareholder enters into such an arrangement or agreement, the shares of such Selling Shareholder will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s). There is no minimum number of shares of common stock that must be sold by us or the Selling Shareholders to proceed.

Selling Shareholders	Offering Price	Underwriting Discounts; Commissions	Net Proceeds
Per Share	$1.00	None	$0
Total	$1.00	None	$0

Initial Public Offering	Offering Price	Underwriting Discounts; Commissions	Net Proceeds
Per Share	$1.00	None	$1.00
Total	$5,000,000	None	$5,000,000
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We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act. Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Prospectus Summary and Risk Factors” starting on page 6. Neither the Securities and Exchange Commission (the “SEC”), nor any state securities commission, has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not presently traded on any exchange or on the over-the-counter market. Contemporaneously with the filing of this Registration Statement on Form S-1, the Company is engaging with a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the appropriate United States trading exchange or market. We do not yet have a market maker who has agreed to file such an application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense. Investing in our common stock involves a high degree of risk. Before buying any of our common stock, you should carefully read the discussion of material risks of investing in our common stock in the section titled “Risk Factors” in this Prospectus. The Selling Shareholders may use this Prospectus to offer the common stock from time to time.

As set forth in this Prospectus, we have previously issued common stock on a restricted basis to the Selling Shareholders identified herein in consideration of cash and assuming significant start-up expenses for the benefit of the company. For as long as this stock is “restricted” within the meaning of Rule 144(a)(3) under the Securities Act, we will, to the extent required, furnish to any shareholder, or to any prospective purchaser designated by such shareholder, upon request of such shareholder, financial and other information described in paragraph (d)(4) of Rule 144 with respect to the Company to the extent required in order to permit such shareholder to comply with Rule 144 with respect to any resale of their stock, unless during that time, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act and no such information about the Company is otherwise required pursuant to Rule 144.

Until ninety business days after the effective date of this Prospectus, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a Prospectus. This is in addition to the dealer's obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This Prospectus is dated February __, 2019

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Table of Contents

Item	Page
Prospectus Summary and Risk Factors	6
Cautionary Note Regarding Forward-Looking Statements	6
Summary of Business	6
Risk Factors	7
Risks Related to Our Common Stock	14
Market for Common Equity and Related Stockholder Matters	27
Financial Information	28
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	29
Management	37
Security Ownership of Certain Beneficial Owners and Management	42
Use of Proceeds	42
Selling Stockholder	43
Plan of Distribution	45
Description of Securities	47
Experts	47
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	48
Part II – Information Not Required in Prospectus	47
Item 13. Other Expenses of Issuance and Distribution	47
Item 14. Indemnification of Directors and Officers	48
Item 15. Recent Sales of Unregistered Securities	49
Item 16. Exhibits and Financial Statement Schedules	50
Item 17. Undertakings	50
Signatures	51

You may only rely on the information contained in this Prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained by reference to this Prospectus is correct as of any time after its date.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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BIO ESSENCE CORP.

PROSPECTUS SUMMARY AND RISK FACTORS*

Cautionary Note Regarding Forward-Looking Statements

This Prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Although management believes that the assumptions underlying the forward-looking statements included in this filing are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.

To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this filing will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" contained in this report. As a result of these factors, we cannot assure you that the forward-looking statements in this Prospectus will prove to be accurate. Except as required by law, we expressly disclaim any obligation to update publicly any forward-looking statements for any reason after the date of this report, to conform these statements to actual results, or to changes in our expectations. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this statement.

Summary of Business and Present Offering

We are an herbal health, diet, and nutrition company. The Company’s mission is to provide herbal health, diet and vitamin nutritional supplements through three (3) operational subsidiaries, as explained below.

The Company was incorporated in the State of California on January 1, 2000. On January 27, 2016, the Company entered into a change of control whereby our controlling shareholder, Jian Yang, purchased a controlling interest in the Company. On that same date, Jian Yang entered into a stock purchase agreement with Fusion Diet Systems, Inc. a Utah corporation dba, Fusion Naturals (“Fusion Naturals”). Fusion Naturals was originally incorporated in Utah on April 20, 2010. On January 9, 2017, the Company created a new corporation in the State of California called Bio Essence Pharmaceutical, Inc. to serve as a health supplements manufacturer (“BE Pharma”). Then, on January 12, 2017, the Company created its third subsidiary, Bio Essence Herbal Essentials Inc. (“BE Essentials”). The Company serves as a holding corporation for these subsidiaries.

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The Company is headquartered at 8 Studebaker Drive in Irvine, California 92618 and the company’s website is located on the Internet at http://www.bioessencecorp.com. Our telephone number is (949) 706-9966. An organizational chart appearing on the next page provides an illustration of the relationship between the entities identified above.

Bio Essence Corp.
(CA corporation)
Bio Essence Pharmaceuticals
(CA corporation)
Bio Essence Herbal Essentials dba, Bio Essence Health Science
(CA corporation)
Fusion Diet Systems dba, Fusion Naturals
(UT corporation)

The primary focus of BE Pharma is producing products for BE Essentials and Fusion Naturals, along with providing original equipment manufacturing and private label services to other companies. BE Essentials targets and develops traditional Chinese medicines (“TCM”) in the form of single herbs, granules, pills, and tablets. It also offers special formulated dietary supplements and medical food. The Company intends to develop this subsidiary into one that is engaged in integrated health and to provide its customers to interact with dietitians, nutraceutical practitioners, and traditional integrative wellness doctors worldwide. Fusion Naturals is developing a focus on mass market sales of its products. It currently offers functional supplements, beauty supplements and collagen products.

The Company sells its products through channels such as TCM practitioners, online websites, including its own proprietary website, and brick-and-mortar stores, such as GNC. Material sales have been made through these channels. The Company has conducted sales meetings with prospects through brokers and direct contacts to sell through other channels, including, Vitamin World, TJ Max, Home Goods, Marshalls, and Grocery Outlets, however as of the filing of this Registration Statement, the Company has not made any material sales through these channels.

The Company files this Registration Statement to register 38,009,000 shares of its common stock. The Company is registering 5,000,000 shares of common stock at $1.00 per share for our IPO. Net proceeds from the IPO with be retained by the Company and deposited into the Company’s operations account to fund the implementation of its business plan. The Company is also registering 33,209,000 shares of common stock currently held by our Selling Shareholders. The Selling Shareholders intend on selling their respective shares for the fixed price of $1.00 per share for the duration of the offering. The Company will not retain any proceeds from Shares sold by the Selling Shareholders.

After this Registration Statement is deemed effective, the Company intends on filing its Form 8-A with the SEC registering its common stock pursuant to Section 12(g) of Exchange Act, which will subject the Company to all reporting and proxy obligations under the Exchange Act.

An investment in the Shares offered under the IPO and Resale are highly speculative in nature, involve a high degree of risk, and are suitable only for persons who can afford to risk the loss of the entire amount invested.  Before purchasing any of these securities, you should carefully consider the following factors relating to our business and prospects.  If any of the following risks occurs, our business, financial condition or operating results could be materially adversely affected.  In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

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Risks Related to Our Business and Industry

The herbal, vitamin, and nutraceuticals industry is an intensely competitive market.

While there is evidence of strong consumer appeal, we cannot assure you that consumers will continue to embrace using herbs, vitamins, or nutraceuticals. Many factors must be considered when investing in this industry due to regulations set by both U.S. and international committees that oversee the industry. We face significant competition from others in this industry. The herbal, vitamins and nutraceuticals industry is highly fragmented with smaller companies offering products to large multi-national corporations, which have large, integrated manufacturing lines. These large corporations can produce a more robust supply of herbs, vitamins, and nutraceuticals products. There are many friendly competitors that may not compete directly with our operations but supply us or provide source product for our end product. These companies may in turn help our competitors by providing the same source product for their products.

There are thousands of herbal, vitamin and nutraceuticals companies both privately held and publicly traded today. Many have greater financial resources than our company and to the extent we compete directly with any given company with said greater financial resources, we may be at a disadvantage. Other risks within our industry are outlined within Registration Statement and are related to regulations set forth by industry committees and to the extent the Food and Drug Administration (“FDA”) is involved, they could have an effect on what source products we use and cannot use. No assurances can be made that any ruling from the FDA or other organization will not ban the use of any source product which may hurt our sales.

We may not be able to compete successfully against current and future competitors.

While many companies compete directly against us for market share, others complement us by providing resource product to produce our end product. Many of our competitors have financial resources that extend far beyond ours, which may adversely affect our ability to compete. We cannot make any assurances to you that we will be successful in our business endeavors if we (a) are unable to compete with a competitor, (b) lose our ability to source product from a competitor or partner, (c) are unable to raise sufficient funds to compete against others, (d) lose our employees to a competitor, or (e) lose advantages over our product offerings against a superior competitor due to price, branding, marketing, and/or distribution power.

We hold no patents on our products, and our business employs proprietary technology (know-how) and information may be difficult to protect and/or infringe on the intellectual property rights of third parties.

The Company currently relies on trade secrets, proprietary know-how, and technology methods that we seek to protect, in part, by confidentiality agreements. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. We currently do not hold patents from the United States Patent and Trademark Office (“USPTO”) or hold any FDA approvals. Management believes that part of applying for a patent allows competitors to copy our products and would force the company to file lawsuit against the offending parties upon infringement. As a small company, management believes that it is more effective to mitigate this risk by relying on our trade secrets than to file a patent and allow others to review our processes. Therefore, our success depends, in part, on our ability to keep competitors from reverse engineering our products, methods, know-how and maintain trade secrecy and operate without infringing on the proprietary rights of third parties. Additionally, as a herbal, nutraceuticals company, we are not bound by any law or rules to obtain FDA approval for any of our products at this time.

We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that any of our trade secrets and applications will be protected, that we will develop additional proprietary technology (know-how) or methods that is defensible against theft or will provide us with competitive advantages or will not be challenged by third parties.

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Regulations and oversight by the FDA or other governmental entities may adversely affect our business.

We may be subject to regulations or oversight implemented by the FDA, which may materially affect our ability to conduct business, including, but not limited to, limit the number or types of products we are able to produce. Additionally, regulations may change over time. Added oversight from the FDA or other governmental entities may increase the cost associated with operating as an herb, vitamin, and nutraceuticals company, which would adversely affect our shareholders.

We offer our products in China

As part of the Company’s attempt to broaden its customer base, we have begun offering our products in China. Some of the Company’s products require permits to import, while others are imported through traditional customs inspections. The Company’s decision to import products to China requires us to comply with Chinese rules, laws, and regulations, as well as certain domestic and international laws relating to the import and export of goods to foreign countries. These laws are often changing, and the costs associated with complying with these laws and regulations may adversely affect the Company. Additionally, changes in the current laws may make importing products to China more difficult, which may also negatively affect our business.

Negative media coverage on our industry may adversely affect our business and the value of our common stock.

While we strive to produce high quality products, there have been reports of fraud, misrepresentation, and counterfeiting relating to herbs and vitamins in our industry. As a result, some regulatory agencies have initiated investigations into these allegations, including investigations into some of our competitors. While we are not the target of any investigation, business may diminish or be adversely affected by the negative publicity affecting our industry as a whole, which would in turn negatively affect the value of our common stock. Future media coverage or administrative investigations may further damage the reputation of our industry, which may harm our reputation and the value of our common stock.

We were acquired in a stock purchase transaction via a change of control by the current majority shareholder in the Company.

Our majority shareholder, Jian Yang acquired the Company in 2016. We are currently making efforts to develop additional products to grow our business after years of stagnation. Our management believes there are strong merits to our business and seek to meet those challenges. However, we have not been profitable and there can be no assurance that we will operate profitably or will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include adequately adapting to a competitive market, managing our operations, and expanding our business in a sustainable way.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected, and we may not have the resources to continue or expand our business operations.

We have experienced losses and we may not achieve or sustain profitability in the future

We have suffered net losses of $1,458,686 and $1,760,008 in the 2018 and 2017 fiscal years, respectively. For the nine months ended September 30, 2019, the Company has suffered a net loss of $1,062,423. These losses are primarily due to expenses incurred by the Company related to its operations and are outlined in detail in our audited financial statements. We have no ability to predict if we will become profitable. We anticipate that our cost of revenues and operating expenses will increase substantially in the foreseeable future as we continue to grow our business and develop our new products. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. Many of our efforts to generate revenues from our business are new, and any failure to increase our revenues or generate revenues from our products could prevent us from attaining or increasing profitability. We do not expect to be profitable in the foreseeable future and we cannot be certain that we will be able to attain profitability on a quarterly or annual basis, or if we do, that we will sustain profitability.

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We have a need to raise additional capital.

The Company may not be able to fully develop and implement its objectives without additional capital beyond this offering. We may require additional financing in order to meet the milestones and requirements of its plans. Additional funding might be required for staffing, marketing, public relations and the necessary research to expand the scope of its business plan on a global scale. The issuance of additional securities could dilute existing shareholders. Bio Essence funding plans include selling additional capital stock and/or borrowing to fund the aforementioned expenses. We may approach hedge funds, venture capital groups, private investment groups, or other institutional investment groups in our efforts to achieve future funding.

There is substantial doubt as to the Company’s ability to continue as a going concern.

Our auditor's report on our 2018 and 2017 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business. The Company has suffered recurring losses and generated negative cash flows from operations. These raise substantial doubt about our ability to continue as a going concern. The accompanying audited financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. The Company incurred net losses of $1.46 million and $1.76 million for the years ended December 31, 2018 and 2017 respectively. The Company also had an accumulated deficit of $4.41 million and working capital deficit of $24,381 as of December 31, 2018. The Company incurred net losses of $1.06 million and $0.84 million for the nine months ended September 30, 2019 and 2018, respectively. The Company also had an accumulated deficit of $5.47 million and working capital deficit of $724,353 as of September 30, 2019.

Because substantial doubt exists as to whether the company can continue as a going concern, it may be more difficult for the company to attract investors. Our future is dependent upon our ability to obtain financing to continue operations and attain profitable operations. We will seek additional funds through private placements of our common stock. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence

We depend heavily on our management, without whose services, our business operations could cease.

At this time our management is wholly responsible for the development and execution of our business plan. Our management is under no contractual obligation to remain employed by us, although they have no present intent to leave. If our management should choose to leave us for any reason before we have hired additional personnel our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find qualified management who could develop our business along the lines described herein or would be willing to work for compensation we could afford. Without such management, we could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Ms. Yan is Involved in other businesses that may occupy her time.

The Company’s sole officer, Ms. Yan, is involved in operating other businesses that may occupy some of her time. Specifically, Ms. Yin owns two real estate brokerages in Nevada and California, and is a licensed real estate broker in both states. As a result, Ms. Yin’s professional obligations to those companies could interfere with her work and duties associated with managing and operating the Company. This could have a detrimental effect on the Company’s ability to grow, as well as its operations. Ms. Yin has represented to the Company that she believes she can associate with these other businesses without compromising her duties to the Company.

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Bio Essence might experience the risk of managing growth.

We are a small company with 13 employees. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We expect to expand our operations by increasing its sales and marketing efforts, research into other development opportunities such as functional beverages and TCM products and services. The anticipated growth could place a significant strain on our management, and operational and financial resources. Effective management of the anticipated growth shall require expanding Bio Essence management and financial controls, hiring additional appropriate personnel as required, and developing additional expertise by existing management personnel. However, there can be no assurances that these or other measures implemented by Bio Essence shall effectively increase its capabilities to manage such anticipated growth or to do so in a timely and cost-effective manner. The failure to effectively manage growth could have a material adverse effect on Bio Essence operations.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

We are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements are time-consuming and expensive and could have a negative effect on our business, results of operations and financial condition.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 (“Exchange Act”) and requirements of the Sarbanes-Oxley Act of 2002 (“SOX Act”). The cost of complying with these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. SOX require that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we must commit significant resources, may be required to hire additional staff and need to continue to provide effective management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join the Company and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

Regulations, including those contained in and issued under the SOX Act and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), increase the cost of doing business and may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

The current regulatory climate for public companies, even small and emerging growth companies such as ours, may make it difficult or prohibitively expensive to attract and retain qualified officers, directors and members of board committees required to provide for our effective management in compliance with the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.  For example, the enactment of the SOX Act has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC.  Further, recent and proposed regulations under Dodd-Frank heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters.  We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

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If we complete a financing through the sale of additional shares of our common stock in the future, or we acquire property through the issuance of shares of our common stock in the future, then shareholders will experience dilution.

The most likely source of future financing presently available to us is through the sale of shares of our common stock. Any sale of common stock will result in dilution of equity ownership to existing shareholders. This means that, if we sell shares of our common stock or issue stock as consideration for a purchase, more shares will be outstanding and each existing shareholder will own a smaller percentage of the shares then outstanding. To raise additional capital, we may have to issue additional shares, which may substantially dilute the interests of existing shareholders. Alternatively, we may have to borrow large sums, and assume debt obligations that require us to make substantial interest and capital payments.

As of the date of this filing, we have earned revenue. However, we cannot guarantee we will be successful in continuing to generate revenue or be successful in raising funds through the sale of shares to pay for the Company's business plan and expenditures. Failure to generate revenue or to raise funds could cause us to go out of business, which would result in the complete loss of your investment.

We will be obligated to develop and maintain proper and effective internal controls over financial reporting.

We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may have one or more material weaknesses, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of SOX Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. We will be required to perform the annual review and evaluation of our internal controls no later than for the fiscal year ending January 31st on any given year. However, we initially expect to qualify as a smaller reporting company and as an emerging growth company, and thus, we would be exempt from the auditors' attestation requirement until such time as we no longer qualify as a smaller reporting company and an emerging growth company. We would no longer qualify as a smaller reporting company if the market value of our public float exceeded $75 million as of the last day of our second fiscal quarter in any fiscal year following this offering. We would no longer qualify as an emerging growth company at such time as described in the risk factor immediately below.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to evaluate our internal controls needed to comply with Section 404. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

The Company does not have a specific plan for the use of proceeds raised from this offering.

Proceeds retained by the Company as a result of the IPO will be deposited in the Company’s operations account and used toward the implementation of the Company’s business plan. There is no set plan for the use of said proceeds. For example, the Company is not purchasing a specific asset with the net proceeds raised by the IPO. This lack of plan may lead to difficulties in raising capital. Additionally, there are inherent risks with raising funds without a set plan for the use of proceeds, such as wasteful use or spending. The Company is confident in its management to prevent or minimize these risks, but they nonetheless exist and should be considered before investing in the Company.

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There is no minimum offering.

There is no minimum number of shares of common stock that must be sold by the Company prior to the closing of the IPO. As a result, there can be no assurance that Bio Essence will raise sufficient funds through the IPO to carry out its Business Plan as currently proposed, or that the net proceeds from the initial subscriptions for common stock will be in an amount sufficient to enable Bio Essence to continue operations in any meaningful manner.

Bio Essence might experience potential fluctuations in operating results.

Significant annual and quarterly fluctuations in Bio Essence results of operations may be caused by, among other factors, the volume of revenues generated by Bio Essence, the timing of new product or service announcements and releases by Bio Essence and its competitors in the marketplace, and general economic conditions. There can be no assurances that the level of revenues and profits, if any, achieved by Bio Essence in any particular fiscal period shall not be significantly lower than in others, including comparable fiscal periods. Bio Essence expense levels are based, in part, on its expectations as to future revenues.

As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues, as any corresponding reduction in expenses may not be proportionate to the reduction in revenues. As a result, Bio Essence believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance.

We have not developed independent corporate governance.

We do not presently have audit, compensation, or nominating committees. This lack of independent controls over our corporate affairs may result in conflicts of interest between our officers, directors and our stockholders. We presently have no policy to resolve such conflicts. As a result, our directors have the ability to, among other things, determine their own level of compensation. Until we comply with such corporate governance measures to form audit and other board committees in a manner consistent with rules of a national securities exchange, there is no assurance that we will not be subject to any conflicts of interest. As a result, potential investors may be reluctant to provide us with funds necessary to expand our operations.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

As a company with a class of securities registered under the Exchange Act, we are subject to reporting and other legal, accounting, corporate governance, and regulatory requirements imposed by the Exchange Act and rules and regulations promulgated under the Exchange Act. Our management team lacks significant public company experience, which could impair our ability to comply with these legal, accounting, and regulatory requirements. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement and effect programs and policies in an effective and timely manner that adequately responds to such increased legal and regulatory compliance and reporting requirements. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Our profitability depends upon achieving success in our future operations through implementing our business plan, increasing sales, and expanding our customer and distribution bases, for which there can be no assurance given.

Profitability depends upon many factors, including the success of the Company’s marketing program, the Company’s ability to identify and obtain the rights to additional products to add to its existing product line, expansion of its distribution and customer base, maintenance or reduction of expense levels and the success of the Company’s business activities. The Company anticipates that it will continue to incur operating losses in the future. The Company’s ability to achieve profitable operations will also depend on its ability to develop and maintain an adequate marketing and distribution system.

Bio Essence needs to continue to attract and retain professional and qualified personnel, which may require the issuance of stock warrants or options.

Bio Essence’s ability to realize its objectives is dependent on its ability to attract and retain additional, qualified personnel. Competition for such personnel can be intense, and there can be no assurance that Bio Essence’s results will not be adversely affected by difficulty in attracting and/or retaining qualified personnel. To the extent it does enter into employment agreements, there can be no assurance that such agreements shall fully protect Bio Essence from competitive injury if any of these individuals leave the company.

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One method of attracting talent is issuing stock warrants or options. This provides the Company with a way to compensate key personnel. If issued, the warrants and options would also have a dilutive effect on the interests of the purchasers of stock, thus triggering the anti-dilution rights of the Founders. Moreover, in the event Bio Essence requires additional equity financing pursuant to the shares offered under this IPO, purchasers of the additional shares may experience further dilution to the extent that such shares may be issued for a value less than the price paid for shares offered hereunder.

We will be controlled by existing shareholders after the IPO.

Upon the completion of the IPO, the directors and officers currently in place will continue to oversee the Company’s operations. Jian Yang, our former director and majority shareholder, will continue likely continue to maintain control of the Company by virtue of owning a majority of the Company’s issued and outstanding common stock.

As a result, Ms. Yang will likely have a significant influence on the affairs and management of the Company, as well as on all matters requiring stockholder approval, including electing and removing members of its board of directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company and changing the company’s dividend policy. Such concentration of ownership and control could have the effect of delaying, deferring or preventing a change in control of Bio Essence even when such a change of control would be in the best interests of the company’s other stockholders.

Notably, all of Ms. Yang’s shares are being registered under the Resale. As such, there is a possibility that Ms. Yang may divest herself of a majority, or all, of his stock in the Company. This would lead to a change in control over the Company. At this time, the Company believes that such a divestiture is unlikely. While the results of the Resale are unpredictable, the Company believes that, at the close of the Resale and IPO, it will likely remain controlled by Ms. Yang or a small number of shareholders.

Limitations on director and officer liability and our indemnification of our officers and directors may discourage stockholders from bringing suit against a director.

Article IX, Section 4 of the Bylaws provide that officers and directors will be indemnified by the Company to the fullest extent of California law. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

A downturn in general economic conditions could cause adverse consequences for the Company operations.

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States, and any States in which we do business, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for the Company's services and products. Management believes that the impending growth of the market, mainstream market acceptance and the targeted product line of the Company will insulate the Company from excessive reduced demand. Nevertheless, the Company has no control over these changes.

Risks Related to Our Common Stock

Our stock price may be volatile or may decline regardless of our operating performance, and the price of our common stock may fluctuate significantly.

Once our shares begin trading, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

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• competition from related businesses;

• changes in key personnel;

• entry into new geographic markets;

• actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

• fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

• the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

• announcements relating to litigation;

• financial guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

• changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

• the development and sustainability of an active trading market for our common stock;

• future sales of our common stock by our officers, directors and significant stockholders; and

• changes in accounting principles affecting our financial reporting.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. The stock markets and trading facilities, including the OTC Bulletin Board, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities in many companies. In the past, stockholders of some companies have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources, and the attention of management could be diverted from our business.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this Registration Statement is deemed effective,, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this IPO, we will have 38,009,000 shares of common stock outstanding—assuming all shares of the IPO are sold.  Our shares of common stock offered herein will be freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be subsequently held or acquired by our directors, executive officers and other “affiliates,” as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our common stock could be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceased coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to make a formal assessment of the effectiveness of our internal controls over financial reporting under Section 302. In addition, at such time as we cease to be an “emerging growth company,” as more fully described in these Risk Factors, we will be required to comply with Section 404. At such time, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

Our management and other affiliates have significant control of our common stock and could control our actions in a manner that conflicts with the interests of other stockholders.

After the IPO, we anticipate that our current majority shareholder—Jian Yang—will continue to beneficially own the majority of our common stock, representing the majority of the voting power of our outstanding capital stock. As a result, Ms. Yang will be able to exercise considerable influence over matters requiring approval by our stockholders, including the election of directors, and may not always act in the best interests of other stockholders. Such a concentration of ownership may have the effect of delaying or preventing a change in our control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and growth of our business will require substantial cash. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions relating to indebtedness we may incur, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

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Our Shares will likely be considered “penny stocks”

Our shares likely will be “penny stocks” as that term is generally defined in the Exchange Act and the rules and regulations promulgated thereunder to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Penny stocks are volatile and subject to additional regulation. As such, an investment in the Company is especially risky and should be done only if the investor is comfortable losing part or all of his or her investment.

Detailed Description of Business

Overview

Our mission is to provide natural, simple, and effective products that support wellness and vitality. Because we believe that quality of life is key, our focus is on preventative measures, rather than treatments. As such, we have pioneered the convergence of modern science with traditional medicines that have been in use for centuries. Since its establishment in 2000, Bio Essence has extended its reach to the Asian market in Taiwan, Hong Kong, and China, as well as into the United Kingdom and various regions internationally.

Vision

We envision a world in which a clean, healthy, lifestyle, supported by holistic products and practices, is the foundation of preventative medicine.

Values

Our core values consist of the “Five T’s”:

-	Transcendence

-	Transformation

-	Transparency

-	Teamwork

-	Thoroughness.

Corporate History

Bio Essence was incorporated in the State of California on January 1, 2000, as an herbal, vitamin supplement, and functional foods company. On January 27, 2016, the Company entered into a change of control whereby its former controlling shareholder sold his shares in the Company to the Company’s current majority shareholder, Jian Yang. On that same date, Jian Yang entered into a stock purchase agreement with Fusion Naturals.

Fusion Naturals was originally incorporated in Utah as Nutri-Fusion Systems, LLC on April 20, 2010. On January 9, 2017, the Company created a new corporation in the State of California called Bio Essence Pharmaceutical, Inc. to serve as a health supplements manufacturer (“BE Pharma”). On January 12, 2017, the Company created Bio Essence Herbal Essentials Inc. dba, Bio Essence Health Science (“BE Essentials”) to handle its sales and customer service business. The Company serves as a holding corporation for these three subsidiaries. We are headquartered at 8 Studebaker, Irvine, CA 92618 and our corporate website is www.bioessencecorp.com.

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BIO ESSENCE CORP
Board of Directors
CEO and CFO
Yin Yan
VP of Sales
CFO
COO
Tuan Tran
Marketing Director
Accounting
Yulin Huang
Supply Chain
Zhili Yan
BIO ESSENCE Pharmaceuticals
BIO ESSENCE Health Science
Rachel Rodriguez
Fusion Naturals
Sam Heller
QC
Operator
Hong Ouyang
Customer Service
Nancy Jiang
Operator
Zhixiong Yang
Operator
Jie Luo

Bio Essence Herbal Essentials dba Bio Essence Health Science

www.bioessence.com

For Physicians, By Physicians

BE Essentials focuses on providing safe, effective dietary supplements and services to healthcare practitioners. Our company employs well-trained, dedicated professionals who possess advanced medical knowledge, have an appreciation for innovative technological methodology, and are willing to promote the BE Essentials vision.

BE Essentials is unique in its integration of Traditional Chinese Medicine (“TCM”) with the modern technological advancements and knowledge found in Western healthcare practices. By implementing multiple practices, we have the means to formulate nutrient-rich herbal products that promote prevention versus treatment.

BE Essentials consistently makes strides in the development and promotion of the Global Integrative Medicine Platform, an online system that advocates for natural prevention of disease and personalized nutrition.

Products

-	MediTCM™ is a line of Traditional Chinese Medicine products based on thousands of years of history that is widely used in Asia.

-	MediDrink™ is a line of ready-to-drink products supplying a substantial serving of nutrients that support cell regeneration, restore energy, and promote an overall feeling of wellness.

-	Supplements are a significant portion of our business. Often times our bodies are unable to fully absorb the nutrients that we need for optimum health from food alone. Our line of supplements incorporates a variety of only the most wholesome ingredients such as herbs, vitamins, and amino acids, making it simple for individuals to obtain the specific nutrients they need to correct the health implications of nutritional imbalances.

-	MedCosmo is a line of anti-aging beauty care products created using the most advanced stem cell technology.

-	Medical Food is a line of medical food that boosts the body’s natural ability to heal itself. Each selection targets specific health concerns to accommodate patient individuality.

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Service

Personalized nutrition services will be part of the future of preventative care, and BE Essentials is proud to be at the forefront of this exciting revolution. We understand that when it comes to nutrition and health challenges, no two people are exactly the same, and we take pride in providing personalized nutrition services to patients through our healthcare practitioner network. Our experts combine genetic DNA testing with our proprietary personal lifestyle survey to get a holistic sense of a patient’s health condition. Leveraging this data, they are then able to design personalized nutritional formulas based on unique individual needs. Our quality-assured, individually formulated supplements are created by an FDA-registered manufacturing partner.

The Global Integrative Medicine Online Platform is tailored to provide effective and timely management of health data for both practitioners and patients. It also offers convenience for patients who seek personalized nutrition service and virtual doctor’s office visits.

Outlook

The Company is in the process of securing supply relationships with Walmart and several companies in the United States and China. These promising developments are the basis for our belief that the Company may experience significant growth in the coming years. However, the Company’s growth and success cannot be guaranteed, and investors should use caution in investing in the Company. As we increase our focus on anti-aging products, we hope to expand our distribution into individual pharmacies and amongst service providers specializing in anti-aging. Additionally, we are working through our Chinese practitioner’s network to offer personalized nutrition services in China.

Fusion Naturals

www.heyfusion.com

Real Ingredients for Real Products

At Fusion Naturals, we believe that beauty should come from within naturally. That’s why we combine simple, clean, and wholesome products with a genuine concern for our customers’ health and wellness. On the production side, our supply chain coordinators and quality control staff personally select and inspect each ingredient. On the consumer side, staff dietitians connect with our customers personally in order to cater to their individual needs and support them wherever they are on their wellness journey.

Fusion Naturals produces a variety of nutritional supplements free of preservatives, GMOs, soy, dairy, and gluten, as well as a selection of vegan-friendly products. We strive to keep our products green, and our small batch sizes guarantee that our products are fresh.

Products

-	Functional Supplements: Leveraging the best of what both ancient herbs and modern science has to offer, our all-in-one formulas are developed to contain all of the nutrients your body needs in a single capsule, without having to spend a fortune on different types of supplements. Developed by doctors, these products are top-of-the-line, guaranteeing the highest quality ingredients and fast-acting results.

-	Beauty Supplements: Our line of comprehensive beauty supplements is dedicated to the unique health needs of women. Formulated with naturally extracted, clinically tested, and proven ingredients, including herbal blends, they provide the best solutions to address many women’s health concerns.

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-	Deluxe Beauty Set: This beauty set includes a vegan collagen booster and an elixir facial mask pack. The plant-based collagen booster is a revolutionary accomplishment in the world of nutraceuticals, helping to build collagen from within the body so skin both looks fresh and feels vibrant.

Sales Channels

Our online distributors include Walmart.com, Jet.com, Lucky Vitamin, Billion Vegan, and Amazon. Our brick-and-mortar partners include GNC, TJ Max, Vitamin Shoppe, Vitamin World, and the Fresh Market. Our products are also currently under review by Target, Ulta Beauty, and Wholefoods.

Outlook

With stronger brand recognition and a broader distribution, we anticipate strong growth in the coming years. In 2020, we anticipate reaching $2,000,000 in sales.

Bio Essence Pharmaceutical

Customized care, effective solutions

BE Pharma develops and manufactures a selection of supplement products that are in accordance with the regulatory standards set by the United States Food and Drug Administration. We gladly support both individualized and joint research and development ventures.

BE Pharma offers four types of services to customers.

1.	A Customized research and development service where our customers have the opportunity to work alongside leaders in the industry to create a unique supplement product;

2.	Private Labeling;

3.	OEM Contract Manufacturing (Co-Packing); and

4.	Technology Transfer

BE Pharma’ production process involves the following four steps:

-	Careful product formulation using contract research and development professionals.

-	Diligent material sourcing to ensure the highest quality in finished goods.

-	Contracting with efficient, state-of-the-art manufacturing facilities, warehouses, and distribution centers.

-	Customized end-to-end production, from formulation to labeling and packaging.

Industry Overview

Domestic and International growth of the nutraceuticals industry appear to be in a healthy position overall and future forecasts given by market research organizations such as the New Hope Network, an organization that offers news and insights into the natural products industry. While Eastern consumers are aware of benefits of consuming herbs and vitamins, consumers around the western world are looking for natural alternatives to traditional approaches to western medicine. According to Global Industry Analysts, Inc., herbal supplements and remedies cause little to no side effects and provide greater efficacy also illustrates how the market continues to experience robust growth. Factors that fueled growth in the marketplace includes herbs in preventive health and alternative medicine regimens, supplier innovations, and Current Good Manufacturing Practices (CGMP) for dietary supplements by the FDA.

According to the National Health Interview Survey by the Center of Disease Control and Prevention’s National Center for Health Statistics, one in five U.S. adults regularly take herbal supplements. North America is the largest region for herbal supplements and remedies, according to Global Industry Analysts, Inc., accounting for the largest market share. Asia-Pacific and Japan make up the other important markets for herbal supplements on a global basis. In terms of growth rate, the Asia- Pacific market, led by China and India has the highest CAGR of 10.5% from 2008 through the end of 2017. Multi- herbs also dominate the market, capturing a significant share of overall herbal supplements and remedies world-wide.

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Other new trends that are entering into this market are the rising demand for natural health and food supplements. Fish oils, herbal supplements and other natural offerings such as probiotic acidophilus and detoxes are emerging as alternatives to conventional synthetic supplements. Food supplements such as Omega 3s, herbal extracts, multi-vitamins, probiotics, chondroitin, and glucosamine experienced healthy growth rates over the past few years. There is also increased demand for herbal and botanical products in multi-formula and combo packed format, as well as chewable capsules and tablets.

The U.S., China, India and Japan Vitamin and Dietary Supplement Market

Euromonitor International expects that the U.S. vitamin and dietary supplement market—a segment of the nutraceuticals market—will grow to $28.7 billion by 2021. With more consumers focused on a diet full of natural, whole foods, as well as functional, value-added products like nutritional beverages and dietary supplements, the market is well positioned to continue its growth. Transparency Market Research estimates that the global nutraceuticals market will reach $278.95 billion by year 2020. The estimates are due in part to the growing conscious of consumers towards functional foods and beverage, dietary supplements and personal care.

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Social and demographic factors play a huge role in China as the working age population of 18-59 years old in China is projected to decline from 925 million today to 700 million in 2050. By that time, nearly 500 million people will be over the age of 60, compared with 200 million today. China has a strong history in herbal and botanical products along with Hong Kong and Taiwan.

The market in India is largely controlled by pharmaceutical drug manufacturers, while 30% is controlled by Ayurveda medicine manufacturers. The Indian market is rapidly growing due to supplements and nutraceuticals being viewed as lifestyle products. Popular supplement categories in India are joint care, hair loss, memory, and childcare products.

Challenges

Domestic and International growth of the nutraceuticals industry appear to be in a healthy position overall and future forecasts given by well-known market research analytic firms have placed strong figures for its continued progress. The industry currently enjoys favorable demographics as many Americans and citizens around the world are focused on wellness, which includes a diet full of natural, whole foods, as well as functional, value-added products like nutritional beverages and dietary supplements. Clean labels with simple ingredients and clear messaging also add to this broad appeal.

With the growth of the nutraceuticals industry, provisions from the Food Safety Modernization Act (FSMA) brings new regulations that nutraceutical companies will face various manufacturing challenges. With these additional regulatory challenges, companies are adjusting their production to meet growing consumer demand for clean label products, responsibly sourced ingredients, sustainable packaging and pressure to extend shelf life for their supply chain. To reduce further risk under FSMA, nutraceutical companies are utilizing good manufacturing practices (GMP) and designating hygienic zoning programs to differentiate between unprocessed and processed food locations.

At present, there are thousands of herbal, vitamin and nutraceuticals companies both privately-held and publicly-traded today. While many compete directly against each other for market share, others complement each other by providing resource product to produce the end product. Many have financial resources beyond our ability to compete. We cannot make any assurances to you that we will be successful in our business endeavors if we (a) are unable to compete with a competitor, (b) we lose our ability to source product from a competitor or partner, (c) we are unable to raise sufficient funds to compete against others (d) we lose our employees to a competitor, or (e) we lose advantages over our product offerings against a superior competitor due to price, branding, marketing, and/or distribution power.

Our Solution

Personalized nutrition services will be part of the future of preventative care, and BE Essentials is proud to be at the forefront of this exciting revolution. As we rise to meet the demands of increasingly knowledgeable and health-conscious consumers, we look forward to helping usher in a world in which a clean, healthy, lifestyle, supported by holistic products and practices, is the foundation of preventative medicine.

Opportunities

The global dietary supplements market is expected to reach $278 billion USD by 2024, at a Compound Annual Growth Rate of 9.6% from 2016 to 2024 (Grand View Research, Inc.). At 31.4 % market share, the United States supplement market represents the largest single country of the global supplement industry (NBJ Global Supplement Business Report). However, at $43.5 billion, Asia’s total supplement sales surpassed U.S. sales for the first time in 2018. China has been a notable area of opportunity in the industry, gaining the most market share of any global market by adding $10 billion in annual sales over the past ten years.

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Compared with the consumer market ten years ago, consumer demand for individualized nutritional products has increased. In the past, brands recommended products to consumers; but with the popularity of information technology, the richness of shopping channels, and the broadening of consumer horizons, consumers are increasingly aware of what they want and they are looking to the industry to provide it.

There are currently three major trends in the consumer demand for supplement products:

-	Consumers expect nutrition management to play a greater role in health care: Nearly 80% of global consumers say they will prevent diseases by choosing the right foods or address common health problems such as obesity, diabetes, high blood pressure, and high blood lipids with diet (Nielsen). Hospitals are gradually coming to recognize that proper nutrition is an integral part of comprehensive patient treatment. Dietary therapy is as important as drugs, surgery, physiotherapy, and other specialized therapies.

-	Consumers are exercising control over their own health: Contemporary consumers are exhibiting stronger self-control all around. They are also actively seeking out more health-related information and are increasingly capable of understanding it.

-	The demand for individualized nutrition programs is on the rise: Individualized nutrition management is based on individual factors such as age, gender, physical state, medical history, living habits, and environmental conditions. Generalized diet management programs are often unsatisfactory, as different people have different nutritional needs. Following the trend of consumption upgrade, some consumers are willing to pay more for personalized health products or services that are more targeted towards and more effective in meeting their individual needs.

Issues

As the pressures of life increase and its pace accelerates, people know the importance of taking nutritional supplements. But there are so many health care products available that not everyone knows how to choose the optimal product for their own unique needs.

Although some companies offer a personalized nutrition program, they typically develop their personalized diet programs, consultations, or dietary packages based only on information obtained through questionnaires that focus on dietary habits and physical activity. Others use biometric data monitors to generate their personalized nutrition plans by combining a few existing products. Although these models are taking individual data into account to provide personalized nutrition programs, dietary recommendations, or dietary products, these products are only a slight improvement over the “one size fits all” model.

BE Essentials’ Personalized Nutrition

BE Essentials recognizes what people need and what the market could not offer: a holistic solution for consumers who are in need personalized nutritional care.

Bio Essence Personalized Nutrition = Scientific Testing + Expert Knowledge + Internet Platform

Scientific Testing

Nutritional genomics will focus on the interaction of dietary nutrition and genes at the molecular level and assess that impact on human health. This work will allow us to establish nutritional interventions based on individual genomic structural features. These advances will provide a means with which to propose a more personalized nutrition policy, so that the results of nutrition research can be more effectively applied to the prevention of disease and achieve the purpose of promoting human health.

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Expert Knowledge

NCP (nutrition care process) is a specialized field that relies on nutrition-related knowledge and professional medical diagnostic methods. According to the definition of the American Dietetic Association, nutrition care is divided into four steps: nutrition assessment, nutrition diagnosis, nutrition intervention, and nutrition monitoring and evaluation.

Internet Platform

By leveraging digital technologies such as the Internet, big data, and artificial intelligence, experts provide consumers with more suitable medical nutrition treatment solutions through remote nutrition consultation services and interpretation of data.

Our Process

Our process for providing personalized nutrition services is simple. After the customer registers online, provides a DNA sample, and completes our lifestyle survey, our experts will formulate a unique supplement just for them. That product will then be created by our FDA-registered manufacturing partner and shipped directly to the customer.

Our Strengths

DNA Testing

BE Essentials enables consumers to obtain personalized health consultation management services through genetic testing. In this way, an individual can understand his or her own genetic background, detect the body's disease-associated susceptibility genes, and predict their risk of disease. This knowledge allows for early prevention and early treatment, so that diseases will occur less, occur later, or not occur at all, thereby improving quality of life and extending lifetimes.

With genetic testing, individuals can take the initiative to truly understand their own health situations. Because each person's genes are different, the most effective methods of health care differ for each individual. Genetic testing allows for the development of personalized solutions so that customers can better care for their bodies.

Blindly taking nutritional supplements can cause unnecessary harm to the body. For example, people with susceptibility genes for cirrhosis diseases should not supplement with iron-based health care products for a long time because iron can induce the occurrence of cirrhosis of the liver. Similarly, people with susceptibility genes for lupus erythematosus should not add a lot of protein. Genetic testing allows customers to understand the fundamentals of the body and avoid the harm that could occur from blindly taking health care products.

Internet Platform

Our online platform tailors the optimal health care plan for each person's own situation through the management and interpretation of big data. In order to effectively manage health in real time, data can be collected using wearable technology. Customers can then use our online platform to interact with doctors and the manufacturers of health care products. With every visit, they are guaranteed to obtain the most accurate information for their individual health situation.

Experts

BE Essentials is based in the United States and has access to a wealth of U.S. medical resources at all levels to ensure that patients enjoy world-class health care consulting services. The company contracts with American medical doctors who are unique in the industry. These contractors participate in our product design and escort each customer through the experience of personalized nutritional care.

The BE Essentials medical advisory team are from American universities such as Harvard and Massachusetts Institute of Technology (MIT) and have a rich background in both the Chinese and American medical industries. The team combines an “all user-centric” attitude with their professional medical backgrounds to protect the health of patients!

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Quality Assurance

As a leader in nutraceuticals, BE Essentials spares no effort to promote the healthy growth of the industry. We have strictly implemented the first “full safety” quality management model, having strictly adopted the Good Manufacturing Practice (GMP) standard for U.S. health foods in our planned production, facilities, supply engineering, and storage areas. We have implemented the ISO 9001:2000 international quality system. We also operate in strict accordance with the Hazard Analysis and Critical Control Points (HACCP) food safety management system. Our operations fully meet U.S. national food hygiene and safety standards and comply with the U.S. Food and Drug Administration (FDA) for health food hygiene regulations.

With our formulation, the customer only needs to take one to two capsules a day rather buying a lot of bottles of individual supplements.

Our Services

-	We establish a health record for each customer by requesting questionnaires from each customer to understand which areas they concern the most. Then, we match each customer with a doctor that contracts with the Company. The doctor referral is based on the customer’s current health condition to achieve rapid diagnosis.

-	We use genetic testing to formulate personalized health products that provide the nutrients required by the customer’s unique body

-	Our products are produced by FDA-registered manufacturers and delivered to customers quickly.

-	Our integrated health care services combine online appointments and consultations with offline medical treatment

-	Our platform integrates the appointment and treatment process with real-time feedback from customers

-	We offer regular health courses

-	Our services include long-term management of the customer’s health. The doctor adjusts the formula of the health care product as the customer’s health situation evolves.

-	Our e-commerce platform means customers can purchase health care products through online pharmacies.

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Employees

As of January 31, 2020, the Company had 12 employees. It considers its relationship with its employee to be stable and anticipates growing its workforce.

Facilities and Logistics

Bio Essence Corp. is headquartered in Irvine, CA and occupies space within an industrial park facility and an office suite. The office’s purpose is to serve as its main headquarters and as part of its production facilities. The production facility is approximately 15000 sq. ft and has the capacity to manage all of the Company’s operations. The Company recently relocated to this facility after its former production facility was compromised by the Company’s former landlord—specifically, the landlord permitted other business to sublease the property, and those businesses posed a risk to the Company’s ability to maintain a sterile environment. The Company does not anticipate that the new facility will require any significant capital expenditures, nor do we believe that the move will hamper the Company’s growth.

Description of Capital Stock

The current capital structure of the Company consists of 100,000,000 authorized shares of Common Stock, with a par value of $0.0001. As of the date of this Registration Statement, there are 33,009,000 shares of our common stock issued and outstanding to the Selling Shareholders.

Preferred Stock

The Company’s Articles of Incorporation, as amended, authorize 10,000,000 shares of preferred stock. However, as of the date of this Registration Statement, there are no preferred shares issued or outstanding.

Dividends

No dividends are anticipated in the near future but may change at the discretion of the Board of Directors.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Company, the holders of the Common Stock of the Company will participate on a pro- rata basis in the distribution of the Company's remaining assets.

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Shares of Common Stock do not have cumulative voting rights.

Description of Property

The Company leases its principle executive offices at 8 Studebaker Drive in Irvine, California 92618. The Company does not own any property or lease any other facilities.

Legal Proceedings

The Company is currently involved in legal proceedings involving a lease agreement with its former landlord, Harsch Investment Properties, LLC, an Oregon limited liability company (“Harsh”), and its former sublessor Topworth Holding LLC, a California limited liability company (“Topworth”). On December 9, 2016, the Company entered into a lease agreement with Harsch for a warehouse facility located at 2265 Polvorosa Ave., Unit 350 in San Leandro, California (the “Premises”). Then, on November 1, 2017, the Company entered into a sublease with Topworth, whereby Topworth would occupy a portion of the Premises.

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Then, beginning in April of 2018, Topsworth began violating its sublease by failing to pay rent, utilities, and operating a cannabis operation in the Premises, which constituted a direct violation of the sublease. Harsch instructed the Company to evict Topworth. Thereafter, the Company was forced to leave the Premises because of Topworth’s activities.

Harsch initiated litigation against the Company seeking $2,088,030.69 in damages relating to lost rental profits. The Company has filed a cross-complaint against Topworth for breach of the sublease agreement, seeking damages related to the Company’s breach of the lease, costs, and attorney’s fees. The case is currently pending in the Superior Court of California in the County of Alameda.

Market for Common Equity and Related Stockholder Matters

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A stockholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities. The Company is registering 33,009,000 shares of common stock held by the Selling Shareholders.

Penny Stock Considerations

Our shares likely will be “penny stocks” as that term is generally defined in the Exchange Act and the rules and regulations promulgated thereunder to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

• Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

• Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

• Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

• Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of Selling Stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

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OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We are in the process of engaging a FINRA Market Maker to file our application on Form 211 with FINRA.

Holders

As of the date of this Prospectus, the Company has fifty-one (51) holders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company currently has no equity compensation plans in place.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by securities holders	N/A	N/A	N/A

Financial Statements

The Company’s Financial Statements and Notes appear at the end of this Registration Statement.

Selected Financial Data

The Company is not required to provide this information because it qualifies as a smaller reporting company.

Supplemental Financial Information

The Company is not required to provide this information because it qualifies as a smaller reporting company.

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Management’s Discussion and Analysis of Financial Conditions and Results of Operations

Business Overview

Bio Essence Corporation (“the Company” or “Bio Essence”) was incorporated in 2000 in the state of California. Fusion Diet Systems (“FDS”) was incorporated in 2010 in the state of Utah. Bio Essence and FDS were owned under common control since beginning of 2016. Bio Essence and FDS are mainly engaged in manufacturing and distributing health supplement products. In January 2017, Bio Essence incorporated two subsidiaries in the state of California: Bio Essence Pharmaceutical Inc. (“BEP”) and Bio Essence Herbal Essentials, Inc. (“BEH”), Bio Essence transferred its manufacturing operation into BEP, and transferred its distributing operation into BEH. On March 1, 2017, the 100% shareholder of FDS transferred all of her ownership in FDS into Bio Essence. As a result of the ownership restructure, FDS, BEP and BEH became wholly-owned subsidiaries of Bio Essence, and Bio Essence serves as a holding corporation for these subsidiaries. The Company’s organizational chart is as follows:

The primary focus of BEP is producing products for BEH and FDS, along with providing original equipment manufacturing and private label services to other companies. BEH targets and develops traditional Chinese medicines (“TCM”) in the form of single herbs, granules, pills, and tablets. It also offers special formulated dietary supplements and medical food. The Company intends to develop this subsidiary into one that is engaged in integrated health and to provide its customers to interact with dietitians, nutraceutical practitioners, and traditional integrative wellness doctors worldwide. FDS is developing a focus on mass market sales of its products. It currently offers functional supplements, beauty supplements and collagen products.

The Company sells its products through channels such as TCM practitioners, online websites such as Amazon and its own proprietary website, and brick-and-mortar stores, such as GNC, Vitamin World, TJ Max, Home Goods, Marshalls, and Grocery Outlets.

Related Party Transactions

Loan from Officer

At September 30, 2019, the Company had loan from one major shareholder (also the Company’s senior officer) of $470,331. At December 31, 2018, the Company had loan from one major shareholder (also the Company’s senior officer) of $90,000. The loan was payable on demand and bore no interest.

Shareholders Capital Contribution

Two major shareholders (one is the Company’s senior officer) contributed $1.78 million cash to the Company for the Company’s working capital needs in 2017, and these two major shareholders also converted their loans to the Company of $0.71 million (which was incurred in 2016) into capital contribution in 2017.

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Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements (“CFS”), which were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well asthe reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our CFS, we believe the following accounting policies are the most critical to assist you in fully understanding and evaluating this management discussion and analysis.

Basis of Presentation

These accompanying CFS were prepared in accordance with US GAAP and pursuant to the rules and regulations of the SEC for financial statements. The functional currency of Bio Essence is U.S. dollars (“USD’’). The accompanying financial statements are presented in U.S. dollars (“USD”).

Going Concern

The Company incurred net losses of $1.06 million and $0.84 million for the nine months ended September 30, 2019 and 2018 respectively. The Company also had an accumulated deficit of $5.47 million as of September 30, 2019. These conditions raise a substantial doubt about the Company’s ability to continue as a going concern. The Company plans to increase its income by strengthening its sales force, providing attractive sales incentive program, and increasing marketing and promotion activities. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Consolidation

The CFS include the accounts of BEC and, its subsidiary, BEP, BEH and FDS as of September 30, 2019. All significant inter-company accounts and transactions were eliminated in consolidation.

Use of Estimates

In preparing the CFS, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets as well as revenues and expenses during the year reported. Actual results may differ from these estimates.

Accounts Receivable

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

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The new revenue standards became effective for the Company on January 1, 2018, and were adopted using the modified retrospective method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to retained earnings was required upon adoption.

Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenues from product sales are recognized when the customer obtains control of the Company’s product, which occurs at a point in time, typically upon delivery to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial.

Revenues from product sales are recorded net of reserves established for applicable discounts and allowances that are offered within contracts with the Company’s customers.

Product revenue reserves, which are classified as a reduction in product revenues, are generally characterized in the following categories: discounts, returns and rebates. These reserves are based on estimates of the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable as the amount is payable to the Company’s customer.

The Company’s return policy allows for the return of damaged or defective products and shipment errors. A notice of damage or wrong items should make within five days from receiving the goods, and actual return of the products must be completed within 30 days from the date of receiving the goods. Delayed notification for damaged or wrong products will not be accepted for return or exchange. Custom formulas and capsules are not returnable. The amount for return of products was immaterial for the nine and three months ended September 30, 2019 and 2018.

Results of operations

Comparison of the years ended December 31, 2018 and 2017

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales. Certain columns may not add due to rounding.

	2018	% of Sales	2017	% of Sales	Dollar Increase (Decrease)	Percent Increase (Decrease)
Sales	$984,575		$1,338,722		$(354,147)	(26.45)%
Cost of goods sold	622,999	63.28%	950,362	70.99%	(327,363)	(34.45)%
Gross profit	361,576	36.72%	388,360	29.01%	(26,784)	(6.90)%
Selling expenses	183,681	18.65%	187,879	14.04%	(4,198)	(2.23)%
General and administrative expenses	1,678,209	170.45%	1,925,495	143.83%	(247,286)	(12.84)%
Operating expenses	1,861,890	189.10%	2,113,374	157.87%	(251,484)	(11.90)%
Loss from operations	(1.500,314)	(152.38)%	(1,725,014)	(128.86)%	(224,700)	(13.03)%
Other income (expenses), net	44,828	4.55%	(33,394)	(2.49)%	78,222	234.24%
Loss before income taxes	(1,455,486)	(147.83)%	(1,758,408)	(131.35)%	(302,922)	(17.23)%
Income tax expense	3,200	0.32%	1,600	0.12%	1,600	100.00%
Net loss	$(1,458,686)	(148.15)%	(1,760,008)	(131.47)%	(301,322)	(17.12)%

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Sales

The sales for the years ended December 31, 2018 and 201 7 were $984,575 and $1,338,722, respectively, a decrease of $354,147 or 26.45%. The decrease of sales was due to the significant drop of sales from FDS. FDS stopped selling certain old products and released new proteins and other supplements products in 2018, which takes time for the customers and the market to accept the new products.

Cost of Goods Sold

The cost of goods sold for the years ended December 31, 2018 and 2017 was $622,999 and 950,362, respectively, a decrease of $327,363 or 34.45%. The decrease was mainly resulted from 1) decreased freight in and custom and duty expenses due to decreased overseas purchase; 2) decreased usage of bottles and packing materials due to decreased sales in 2018, and 3) decreased inventory impairment provision, which was $12,515 reversal of inventory impairment provision for the year ended December 31, 2018 comparing with $270 inventory impairment provision for the year ended December 31, 2017.

Gross profit

The gross profit for the years ended December 31, 2018 and 2017 was$361,576 and $388,360, respectively, a decrease of $ 26,784 or 6.90%. The profit margin was 36.72% for 2018 comparing with 29.01% for 2017, the increase was mainly due to decreased cost for material purchased resulting from decreased cost for freight and custom and duty, and decreased inventory impairment provision for the year ended December 31, 2018.

Operating expenses

Selling expenses consist mainly of advertising, show expense, products marketing, shipping expense and promotion expenses. Selling expense were $183,681 for the year ended December 31, 2018, compared to $187,879 for the year ended December 31, 2017, a decrease of $4,198 or 2.23%, mainly resulting from decreased show expense by $25,652 and decrease marketing expenses by $24,194, but was partly offset by increased advertising expense by $7,525 and increased shipping expense by $37,721.

General and administrative expenses consist mainly of employee salaries and welfare, business meeting, utilities and audit and legal expenses. General and administrative expenses were $1,678,209 for the year ended December 31, 2018, compared to $1,925,495 for the year ended December 31, 2017, a decrease of $247,286 or 12.84%, mainly resulting from decreased payroll and related expenses by $274,041, decreased travel and entertainment expense by $71,543 and decreased rental expense by $250,544, which was partly offset by increased litigation loss by $360,000 (see Note 8).

Non-operating income (expenses), net

Net non-operating income was $44,828 for the year ended December 31, 2018, compared to net non-operating expenses of $33,394 for the year ended December 31, 2017, an increase of other income of $78,222 or 234.24%. The increase was mainly due to 1) refund of overpaid payroll tax expense of $7,793, 2) refund of sublease rent security deposit of $41,000, 3) increased freight income by $7,477, and 4) decreased other expenses by $13,096, which was mainly the late renal payment penalty of $10,330.

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Net Loss

We had a net loss of $1,458,686 for the year ended December 31, 2018, compared to net loss of $1,760,008 for the year ended December 31, 2017, a decrease of $ 301,322 or 17.12%. The decrease in our net loss was mainly resulted from decreased operating expense by $251,484 as describe above.

Comparison of the nine months ended September 30, 2019 and 2018

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales. Certain columns may not add due to rounding.

	2019	% of Sales	2018	% of Sales
Sales	$742,552		$807,035
Cost of goods sold	440,761	59.36%	537,035	66.54%
Gross profit	301,791	40.64%	270,000	33.46%
Selling expenses	163,982	22.08%	101,852	12.62%
Bad debt expense	149,500	20.13%	—	—
General and administrative expenses	1,051,341	141.58%	998,048	123.67%
Operating expenses	1,364,823	183.80%	1,099,900	136.29%
Loss from operations	(1,063,032)	(143.16)%	(829,900)	(102.83)%
Other income (expenses), net	3,809	0.51%	(2,206)	(0.27)%
Loss before income taxes	(1,059,223)	(142.65)%	(832,106)	(103.11)%
Income tax expense	3,200	0.43%	3,200	0.40%
Net loss	$(1,062,423)	(143.08)%	(835,306)	(103.51)%

Sales

The sales for the nine months ended September 30, 2019 and 2018 was $742,552 and $807,035, respectively, a decrease of $64,483 or 7.99%. The decrease of sales was due to decrease orders from our certain major customers in 2019, as a result of increased competition of the herbs market. In addition, FDS stopped selling certain old products and released new proteins and other supplements products in 2018, however, the market and customers take longer time to accept the new products than we expected.

Cost of Goods Sold

The cost of goods sold for the nine months ended September 30, 2019 and 2018 was $440,761 and 537,035, respectively, a decrease of $96,274 or 17.93%. The decrease was mainly resulted from 1) the launch of new products line with lower cost and 2) the decrease of sales.

Gross profit

The gross profit for the nine months ended September 30, 2019 and 2018 was $301,791 and $270,000, respectively, an increase of $31,791 or 11.77%. The profit margin was 40.64% for 2019 comparing with 33.46% for 2018, the increase was mainly due to decreased cost for material purchased.

Operating expenses

Selling expenses consist mainly of advertising, show expense, products marketing, shipping expense and promotion expenses. Selling expense were $163,982 for the nine months ended September 30, 2019, compared to $101,852 for the nine months ended September 30, 2018, an increase of $62,130 or 61.00%, mainly resulting from increased show expense by $29,480 and increased advertising and promotion activities by $46,490, which was partly offset by decreased shipping expense by $9,771.

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General and administrative expenses consist mainly of employee salaries and welfare, business meeting, utilities and audit and legal expenses. General and administrative expenses were $1,051,341 for the nine months ended September 30, 2019, compared to $998,048 for the nine months ended September 30, 2018, an increased of $53,293 or 5.34%, maily result in increased lease expense of $42,400 and increased profession fee by $5,031.

Non-operating income (expenses), net

Net non-operating income was $3,809 for the nine months ended September 30, 2019, compared to net non-operating expense of $2,206 for the nine months ended September 30, 2018, a increase of other income of $6,015 or 272.67%. For the nine months ended September 30, 2019, non-operating income mainly consisted of financial expense of $16,410, other epxense of $411, but offset with freight income of $20,624. For the nine months ended September 30, 2018, non-operating expenses mainly consisted of financial expense of $15,703, loss on asset disposl and other expense of $20,645, but offset with freight income and other income of $33,998.

Net Loss

We had a net loss of $1,062,423 for the nine months ended September 30, 2019, compared to net loss of $835,306 for the nine months ended September 30, 2018, an increase of $ 227,117 or 27.19%. The increase in our net loss was mainly resulted from increased bad debt expense of $149,500 and selling expneses as described above.

Comparison of the three months ended September 30, 2019 and 2018

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales. Certain columns may not add due to rounding.

	2019	% of Sales	2018	% of Sales
Sales	$327,025		$226,102
Cost of goods sold	204,387	62.50%	89,758	39.70%
Gross profit	122,638	37.50%	136,344	60.30%
Selling expenses	39,463	12.07%	16,356	7.23%
Bad expense	149,500	45.72%	-	-%
General and administrative expenses	334,165	102.18%	285,063	126.08%
Operating expenses	523,128	159.97%	301,419	133.31%
Loss from operations	(400,490)	(122.46)%	(165,075)	(73.01)%
Other income (expenses), net	851	0.26%	(14,995)	(6.63)%
Loss before income taxes	(399,639)	(122.20)%	(180,070)	(79.64)%
Income tax expense	-	-%	-	-%
Net loss	$(399,639)	(122.20)%	(180,070)	(79.64)%

Sales

The sales for the three months ended September 30, 2019 and 2018 was $327,025 and $226,102, respectively, a increase of $100,923 or 44.64%. The increase of sales was due to FDS increasing its sales of a new product to a prestigous customer during the three months ended in September 30, 2019.

Cost of Goods Sold

The cost of goods sold for the three months ended September 30, 2019 and 2018 was $204,387 and 89,758, respectively, an increase of $114,629 or 127.71%. The increase mainly resulted from the increase of sales.

Gross profit

The gross profit for the three months ended September 30, 2019 and 2018 was $122,638 and $136,344, respectively, an decrease of $13,706 or 10.05%, respectively. The profit margin was 37.50% for 2019 comparing with 60.30% for 2018, the decrease was mainly due to increased cost for material purchased, and incraed cost for better packgaing materail used.

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Operating expenses

Selling expenses consist mainly of advertising, show expense, products marketing, shipping expense and promotion expenses. Selling expenses were $39,463 for the three months ended September 30, 2019, compared to $16,356 for the three months ended September 30, 2018, an increase of $23,107 or 141.28%, mainly resulting from increased advertising expense by $19,300, increased shipping expense by $1,993 and increased marketing expenses by $1,200.

General and administrative expenses consist mainly of employee salaries and welfare, business meeting, utilities and audit and legal expenses. General and administrative expenses were $ 334,165 for the three months ended September 30, 2019, compared to $285,063 for the three months ended September 30, 2018, an increase of $49,102 or 17.22%, mainly resulting from increased lease expenses by $53,600, which was partly offset by decreased contract expense by $6,100.

Non-operating income (expenses), net

Net non-operating income was $851 for the three months ended September 30, 2019, compared to net non-operating expense of $14,995 for the three months ended September 30, 2018, a decrease of other expense of $15,846 or 105.68%, which was mainly due to the decreased loss on disposal of fix assets for the three months ended September 30, 2019.

Net Loss

We had a net loss of $399,639 for the three months ended September 30, 2019, compared to net loss of $180,070 for the three months ended September 30, 2018, an increase of $ 219,569 or 67.14%. The increase in our net loss was mainly resulted from decreased gross profit and increased operating expenses including bad debt expense of $149,500 for the three months enced September 30, 2019.

Liquidity and Capital Resources

As of December 31, 2018, we had bank overdraft of $16,376, current assets of $828,465, other current liabilities of $836,470, working capital deficit of $24,381, a current ratio of 0.97:1. As of December 31, 2017, we had cash and equivalents of $713,551, other current assets of $1,011,086, current liabilities of $357,812, working capital of $1,366,825, a current ratio of 4.82:1. The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended December 31, 2018 and 2017, respectively.

	2018	2017
Net cash used in operating activities	$(831,004)	$(2,104,753)
Net cash used in investing activities	$(88,923)	$(91,646)
Net cash provided by financing activities	$206,376	$2,836,000

Net cash used in operating activities

Net cash used in operating activities was $831,004 for the year ended December 31, 2018, compared to $2,104,753 in 2017. The decrease of cash outflow from operating activities for the year ended December 31, 2018 was principally attributable to increased cash inflow from inventory by $420,488, increased cash inflow from accounts payable by $197,244, increased cash inflow from accrued liability and other payables by $386,762, and decreased net loss by $301,322, despite we had increased cash outflow from security deposit and taxes payables by $36,974.

Net cash used in investing activities

Net cash used in investing activities was $88,923 for the year ended December 31, 2018, compared to net cash used in investing activities of $91,646 in 2017. In 2018, we had $7,810 proceeds from sale of fixed assets and we spent $96,733 for purchase of fixed assets. In 2017, we spent $91,646 for purchase of fixed assets.

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Net cash provided by financing activities

Net cash provided by financing activities was $206,376 for the year ended December 31, 2018, compared to net cash provided by financing activities of $2,836,000 in 2017. The net cash provided by financing activities in 2018 consisted of proceeds from issuance of shares $100,000 and loan from a major shareholder (also the senior officer) $90,000. The net cash provided by financing activities in 2017 consisted of proceeds from issuance of share $1,056,000 and shareholder contribution $1,780,000.

As of September 30, 2019, we had bank overdraft of $62,114, other current assets of $665,480, other current liabilities excluding bank overdraft of $1,327,720, working capital deficit of $724,353, a current ratio of $0.48:1. As of December 31, 2018, we had bank overdraft of $16,376, current assets of $828,465, other current liabilities excluding bank overdraft of $836,470, working capital deficit of $24,381, a current ratio of 0.97:1. The following is a summary of cash provided by or used in each of the indicated types of activities during the nine months ended September 30, 2019 and 2018, respectively.

	2019	2018
Net cash used in operating activities	$(770,998)	$(639,529)
Net cash used in investing activities	$(16,048)	$(74,296)
Net cash provided by financing activities	$787,046	$100,000

Net cash used in operating activities

Net cash used in operating activities was $770,998 for the nine months ended September 30, 2019, compared to $639,529 in 2018. The increase of cash outflow from operating activities for the nine months ended September 30, 2019 was principally attributable to 1) increased net loss of $227,117 (but adding back $149,500 bad debt expense, $73,568 noncash stock compensation expense and $171,934 lease expense to net loss), 2) increased cash outflow on accounts receivable of $105,600, 3) decreased cash inflow from inventory of $111,387, and 4) decreased cash inflow from accounts payable of $157,345; despite we had 1) decreased cash outflow on accrued liabilities and other payables of $139,045, 2) decreased cash outflow on secruity deposit of $33,109, 3) increased cash inflow from advance to suppliers of $25,760, and 4) payment of lease liabilities of $115,610.

Net cash used in investing activities

Net cash used in investing activities was $16,048 for the nine months ended September 30, 2019, compared to net cash used in investing activities of $74,296 in 2018. For the nine months ended September 30, 2019, we had purchase of fixed assets of $16,048. For the nine months ended September 30, 2018, we had purchase of fixed assets of $82,106 and proceeds from sales of fixed assets of $7,810.

Net cash provided by financing activities

Net cash provided by financing activities was $787,046 for the nine months ended September 30, 2019, compared to net cash provided by financing activities of $100,000 in 2018. The net cash provided by financing activities in 2019 consisted of proceeds from issuance of shares $360,978 and loan from a major shareholder (also the senior officer) $380,331. The net cash provided by financing activities in 2018 consisted of proceeds from issuance of shares $100,000.

Equity Financing

In November 2017, the Company and certain accredited investors entered subscription agreements for purchase of the Company’s restricted common stock at $0.50 per share for total of 2,312,000 shares, the Company received $1,156,000 from this equity financing, of which, $1,056,000 was received in 2017, and the $100,000 was received in beginning of 2018. The 2,312,000 shares were issued in 2018.

In May and June 2019, the Company sold 722,000 shares to individual investors at $0.50 per share through a private placement for the proceeds of $356,000.

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Our current liabilities exceed current assets at September 30, 2019, and we have incurred substantial losses and cash outflows from operating activities in the periods presented. we may have difficulty to meet upcoming cash requirements. As of September 30, 2019, our principal source of funds was loans from officers (also are the Company’s major shareholders), and the proceeds from the equity financing. As of September 30, 2019, we believe we will need $1.2 million cash to continue our current business for the next twelve months including pay potential damages from the pending litigation.  In addition to our continuous effort to improve our sales and net profits, we have explored and continue to explore other options to provide additional financing to fund future operations as well as other possible courses of action. Such actions may include, but are not limited to, securing lines of credit, sales of debt or equity securities (which may result in dilution to existing shareholders), loans and cash advances from other third parties or banks, and other similar actions. There can be no assurance that we will be able to obtain additional funding (if needed), on acceptable terms or at all, through a sale of our common stock, loans from financial institutions, or other third parties, or any of the actions discussed above. If we cannot sustain profitable operations, and additional capital is unavailable, lack of liquidity could have a material adverse effect on our business viability, financial position, results of operations and cash flows.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On August 30, 2017, the Company engaged the independent accounting firm of Kenne Ruan, CPA, P.C., to audit the Company’s financial statements. There have been no disagreements or conflicts with Kenne Ruan, CPA, P.C., regarding the Company’s accounting policies.

Quantitative and Qualitative Disclosures about Market Risk

We have not utilized any derivative financial instruments such as futures contracts, options and swaps, forward foreign exchange contracts or interest rate swaps and futures. We believe that adequate controls are in place to monitor any hedging activities. We do not have any borrowings and, consequently, we are not affected by changes in market interest rates. We do not currently have any sales or own assets and operate facilities in countries outside the United States and, consequently, we are not affected by foreign currency fluctuations or exchange rate changes. Overall, we believe that our exposure to interest rate risk and foreign currency exchange rate changes is not material to our financial condition or results of operations.

Directors, Executive Officers, Promoters and Control Persons

Pursuant to Item 401 of Regulation S-K, the names and ages of the directors and executive officers and directors of the Company, and their positions with the Company, are detailed in the table below. Information regarding their business experience is contained in the biographical information below. Neither the Company, its property, nor any of its directors or officers is a party to any pending legal proceeding, nor have they been subject to a bankruptcy petition filed against them. None of its officers or directors have been convicted in, nor is subject to, any criminal proceeding.

Name	Age	Position	Familial Relationships
Yin Yan	44	Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors	None
Dr. Sia Fooladian	39	Director	None
Robert D. Nagel	49	Director	None
Sharon Mair	47	Director	None
Simon Shavanson	49	Director	None
Yang Yang Huang	37	Director	None
Kuan-Ping “Peter” Huang	31	General Manager	None
Amy Kajiya	43	Vice President of Sales	None

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Yin Yan, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors

Ms. Yan serves as the Company’s Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors. She began her career in 2002 at Intel Corp., a semiconductor designer and manufacturing company as automation project manager. From 2002 to 2004, Ms. Yan managed manufacturing automation and software as well as database development in computer infrastructure applications. From 2004 to present, she has been president of H&Y International, LLC, a real estate investment and brokerage company. Ms. Yan spends twenty hours per week on the affairs of H&Y International, LLC.

Dr. Sia Fooladian, Director

Sia Fooladian, MD, MPH is a board-certified Cardiac Anesthesiologist, Ironman triathlete, and a passionate advocate for a holistic, integrative approach to health and wellness. With over ten years of clinical experience caring for patients with an array of medical ailments, Dr. Fooladian understands the need for an integrative approach to health. He believes that optimal health can be achieved and maintained by holistic understanding of a patient’s mind, body, and spirit and thereby, merging the best of Eastern and Western modalities to treat the root cause of disease.

Dr. Sia has seen firsthand how opioid addiction and the opioid crisis have affected the well-being of his patients. He has also witnessed complications, in both young and elderly patients, such as reversible and irreversible kidney failure, gastrointestinal bleeding, and liver dysfunction from pharmaceutical alternatives to opioids—NSAIDS (ibuprofen, Motrin, Alleve, etc.) and Tylenol. An expert in alleviating his patients’ pain during and after surgery, Dr. Sia leveraged his medical knowledge and passion for creating impact to support integrative wellness. Dr. Fooladian maintains a daily practice of meditation and mindfulness, alongside nutraceutical supplementation and cold therapy in order to promote peak performance in his active lifestyle.

Dr. Fooladian holds a BA in history and education from UCLA. He received his MD and MPH in health management from The George Washington University School of Medicine and Health Sciences. He completed his residency and fellowship training at UCLA Medical Center, where he served as Chief Resident. He currently resides and practices in Orange County, California, and has done so for the past 10 years. The Company believes Dr. Fooladian’s experience in the medical field will greatly benefit the Company as it expands is business model.

Robert D. Nagel. Esq., Director

Mr. Nagel is an experienced attorney and investor with 18 years of experience in the legal and ﬁnancial ﬁelds.  Mr. Nagel served for the last 8 years, and continues to serve, as an in-house commercial transactions and corporate attorney for Applied Medical a large, privately held medical device company.  Before that, Mr. Nagel served in a similar role at a Fortune 100 pharmaceutical company for 4 years.  Prior to serving as in-house counsel, Mr. Nagel was as an attorney at two major international law ﬁrms for 8 years, specializing in intellectual property litigation and technology transactions.

Mr. Nagel earned an M.B.A. from the University of Chicago Booth School of Business, with concentrations in Entrepreneurship, Finance and Strategic Management, and a J.D. from the University of Colorado School of Law.  Before that, Mr. Nagel received a Master of Science in Environmental Science and Engineering (Environmental Microbiology focus) from the University of North Carolina at Chapel Hill, and a B.S. in Biology from Purdue University.  Mr. Nagel is a member of the California Bar and a licensed patent attorney. The Company believes Mr. Nagel’s experience as counsel for large medical and pharmaceutical companies will be beneficial in guiding the Company through legal matters in the future.

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Sharon Mair, Director

Sharon Mair is a seasoned Medical and Pharmaceutical Senior Manager. Sharon has worked in various positions including Sales, Business Development, Marketing, Reimbursement and Operations. Sharon has over 18 years’ experience in the Pharmaceutical supportive care space and was a part of the successful launch of several blockbuster products as well as a patient support division. She is currently employed by Otsuka Pharmaceutical Companies as a Senior Manager Field Operations where she has been working for 8 years.

Ms. Mair received her B.A. in Biology from the University of Southern California and a M.B.A. from Drexel University. The Company believes that Ms. Mair’s experience in pharmaceutical sales and business development will greatly help the Company in expanding its business plan.

Simon Shavanson, Director

Mr. Shavanson is the founder and CEO at Shavanson Enterprises Corp and its affiliated companies since June 2011. With over 25 years of experience in the CPG and Retail industry, Mr. Shavanson has led the development of a shared services platform that would take brands and products from “Concept to Consumer.”  As a visionary and a passionate, relationship driven executive, he has created the platform with affiliated owned and partner companies to support brands as a turnkey solution for various needs including packaging components, R&D and formulation, fill-in & manufacturing, retail placement and staffing support for at-shelf demo and social & digital activation.

Mr. Shavanson started his career with his family business, First Quality back in February of 1994 and during his 18 years’ tenure at the company, he held various roles in business development, Sales Management & Marketing where he was an integral part of the culture and growth of the businesses from under $20 million when he joined First Quality to over $3 billion in annual revenue when he decided to venture out in 2012. His passion for people and his relationships and integrity are his most important assets. Simon is a great creative visionary that has always strive to offer solutions to make his industry partners differentiate while offering solutions to elevate their position in the marketplace.

For the past 8 years, Mr. Shavanson has been working as a managing director and chief relationship officer for NuVu Group, managing and helping brands in retail placement, distribution and marketing. The Company believes Mr. Shavansan’s vast experience will assist the Company in numerous ways, including sales and research and development matters.

Yang Yang Huang, Director

Ms. Yang has served as a director of the Company since November 2017. She has served as the Chief Executive Officer and Chairman of Panjin Futian Petrochemical Industry Development Co., Ltd., since 2016. She has been previously employed by the People’s Bank of China from 2007 to 2016 as a principal staff member responsible for approval of international payments made by commercial banks and monitoring of foreign exchange transactions. Prior to her position at People’s Bank of China, Ms. Yang was employed by Industrial and Commercial Bank of China from 2005 to 2007 as a staff member. Ms. Yang holds a Ph.D. in finance from Dongbei University of Finance and Economics, a Masters in Management from the University of Leeds, and a B.A. in English and International Trade from Dalian University. The Company believes Ms. Yang’s experiences will greatly assist the Company as it expands and implements is business plan.

Kuan-Ping “Peter” Huang, General Manager

Kuan-Ping “Peter” Huang is the General Manager of BE Pharma. He is responsible for operating our regulatory, logistics, and manufacturing capabilities for over 750 herbal and botanical supplements. In addition, he works on our compliance to oversee our production goals as well as our financial revenue projections. Peter is a graduate of the University of Massachusetts with a B.A. in business and is a graduate of Massachusetts Institute of Technology with a degree in Biology. He also received an M.S. in Oriental Medicine and Acupuncture from South Baylo University.

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Amy Kajiya, VP of Sales

Amy graduated from University of California Berkeley with a degree in Economics. She’s an established P&L executive and has demonstrated success accelerating sales growth and increasing profitability across a multitude of business units. A dynamic and accomplished leader, she brings over 18 years of experience in the domestic and international consumer goods sector to the team. Amy’s background includes first-hand experience with Top Box distribution as well as competitive positioning across various markets. She has dedicated innovation and focus to identifying and improving quality product availability for the consumer. Amy is carrying on this evolvement within Bio Essence Corp. in great strides.

Meetings of the Board of Directors

The Board establishes policy and provides strategic direction, oversight, and control of the Company.  As of the date of this Prospectus, the Board of Directors had no standing audit, compensation, nominating or other committees, although the Board intends to establish such committees in the future.

Code of Ethics

As of the date of this Prospectus, we had not adopted a formal, written code of conduct (“Code of Ethics”) within the specific guidelines promulgated by the SEC, although we intend to adopt a Code of Ethics in the near future.

Director and Executive Compensation

Option Grants in the Last Fiscal Year

No Stock Appreciation Rights (“SARs”) or options to purchase our stock were granted to the named executive officers during fiscal year ended December 31, 2018 or 2017.

Retirement Plan

We do not currently have any retirement plan, but we expect to adopt one in the near term.

Compensation of Directors During Period Ended September 30, 2019, and Years Ended December 31, 2018 2018 and 2017

Other than described below, the Company did not compensate its directors for acting as such.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for the years ended December 31, 2018, December 31, 2017, and as of September 30, 2019.

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Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Yin Yan (Chief Executive Officer, Chief Financial Officer, and Director)	Period Ending September 30, 2019	$—	$—	$—	$—	$—	$—	$—	$—
	2017 and 2018	$—	$—	$—	$—	$—	$—	$—	$—

Yang Yang Huang (Director)	Period Ending September 30, 2019	$—	$—	$—	$—	$—	$—	$—	$—
	2017 and 2018	$—	$—	$—	$—	$—	$—	$—	$—

Dr. Sia Fooladian, MD*	Period Ending September 30, 2019	$—	$—	$1,575.34	$—	$—	$—	$—	$—
	2017 and 2018	$—	$—	$—	$—	$—	$—	$—	$—

Robert D. Nagel. Esq.*	Period Ending September 30, 2019	$—	$—	$1,328.77	$—	$—	$—	$—	$—
	2017 and 2018	$—	$—	$—	$—	$—	$—	$—	$—

Sharon Mair*	Period Ending September 30, 2019	$—	$—	$1,493.15	$—	$—	$—	$—	$—
	2017 and 2018	$—	$—	$—	$—	$—	$—	$—	$—

Simon Shavanson*	Period Ending September 30, 2019	$—	$—	$1,671.23	$—	$—	$—	$—	$—
	2017 and 2018	$—	$—	$—	$—	$—	$—	$—	$—

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* Identifies directors that were appointed in the second quarter of 2019. Each identified director received 10,000 shares of common stock upon execution of a Board Director Agreement. Directors receive 10,000 shares of stock annually as compensation for their service to the Company.

Compensation Committee Interlocks and Insider Participation

The Company does not currently have a compensation committee. The Board of Directors will consider compensation matters relating to directors and officers collectively moving forward.

Security Ownership of Certain Beneficial Owners and Management

The following tables sets forth information as of the date of this Prospectus regarding the beneficial ownership of the Company’s common stock by individuals who own more than 5% of the issued and outstanding common stock and the Company’s officers and directors.

Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)
Common Stock	Yin Yan(1) – 31921 Apuesto Way, Trabuco Canyon CA, 92679	9,000,000 shares—directly owned	27%
Common Stock	Jian Yang(2) – 2012 Paseo Del Mar, Palos Verdes Estates, CA 90274	21,000,000 shares—directly owned	63.2%

(1) Yin Yan is the Company’s Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors

(2) Jain Yang is the Company’s controlling shareholder and former director

(3) Assumes all 5,000,000 shares offered by the Company through the IPO are purchased, making the total number of shares of common stock issued and outstanding 38,009,000

Management

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)
Common Stock	Yin Yan(1)	9,000,000 shares—directly owned	27%
Common Stock	Dr. Sia Fooladian(2)	10,000 shares—directly owned	<1%
Common Stock	Robert D. Nagel(2)	10,000 shares—directly owned	<1%
Common Stock	Sharon Mair(2)	10,000 shares—directly owned	<1%
Common Stock	Simon Shavanson(2)	10,000 shares—directly owned	<1%
Common Stock	Yang Yang Huang(4)	400,000 shares—directly owned	1%
Common Stock	Kaun-Ping “Peter” Huang(3)	10,000 shares—directly owned	<1%
Common Stock	Amy Kajiya(4)	15,000 shares—directly owned	<1%
Common Stock	All Directors and Officers as a Group	9,465,000 shares	28.7%

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(1) Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors

(2) Director

(3) General Manager of BE Pharma

(4) Vice President of Sales

(5) Assumes all 5,000,000 shares offed by the Company through the IPO are purchased, making the total number of shares of common stock issued and outstanding 38,009,000

Changes in Control

The Company is not aware of any agreements, pledges, or other arrangements that will lead to a change in control of the Company.

Transactions with Related Persons

At this time, the Company is not aware of any transaction in which the Company is a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets, and in which a related person has a material direct or indirect interest.

Further, the Company has not engaged any promoter, and is not receiving assets from a promoter in any way.

ITEM 4. USE OF PROCEEDS

The Company is offering 5,000,000 shares of common stock at $1.00 per share under the IPO. The Company does not have a current plan for the net proceeds from the IPO. The purpose of the IPO is to raise money for operational costs as the Company implements its business plan and expands its sales netowork. These costs include, but are not limited to, developing products, funding sales teams, paying costs associated with the Company’s reporting obligations under the Exchange Act, and taking steps to expand the Company’s business.

The Company will not receive any proceeds from the sale of common stock by the Selling Shareholders under the terms of the Resale. The Company is implementing the Resale for the benefit of its Selling Shareholders, who may wish to sell portions of their holdings, though the Company will see no direct effect as a result of the sale of the Resale shares.

ITEM 5. DETERMINATION OF OFFERING PRICE

The offering price of registered shares of common stock in this Registration Statement has been determined arbitrarily by the Company. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a publicly-reporting company. In determining the number of shares to be offered and the offering price, we took into consideration (1) our cash on hand and the amount of money we would need to implement our business plan, (2) the price at which we sold our common stock in offerings not registered under the Securities Act, (3) the risk and unpredictable nature of our business, and (4) the price we believed a purchaser would be willing to pay for our common stock. The Company further based this offering price on comparable companies operating in the same or similar industry. Accordingly, the offering price should not be considered an indication of the actual value of the securities

ITEM 6. DILUTION

At this time, the Company does not have any disclosures required under Item 506 of Regulation S-K.

ITEM 7. SELLING SECURITY HOLDERS

The Company is registering for offer and sale by existing holders thereof 33,009,000 shares of common stock held by such shareholders. The Company will not receive any proceeds from the sale of the Selling Shareholder shares. The Selling Shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares. The Selling Shareholders, who are deemed to be statutory underwriters, will offer their shares at the fixed price of $1.00 per share in one or more transactions that may take place by ordinary broker’s transactions, privately negotiated transactions or through sales to one or more dealers for resale.

The Selling Shareholders may from time to time offer the Selling Shareholder shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder shares may be deemed to be “underwriters” under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

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The following table sets forth ownership of shares held by each person who is a Selling Shareholder.

Name	Number of Shares Owned Before the Resale Offering	Shares Offered Herein	Number of Shares Owned After Offering	Percentage of Shares Owned After Offering
Jian Yang(1)	21,000,000	21,000,000	0	0.00%
Yin Yan(2)	9,000,000	9,000,000	0	0.00%
Yang Yang Huang(3)	400,000	400,000	0	0.00%
Zi Yang Bi	200,000	200,000	0	0.00%
Gang Cheng	40,000	40,000	0	0.00%
Xudong Sun	100,000	100,000	0	0.00%
Weijia Guo	200,000	200,000	0	0.00%
Hechi Sun	200,000	200,000	0	0.00%
Zhe Qu	240,000	240,000	0	0.00%
Xianghua Gai	100,000	100,000	0	0.00%
Dianlin Wang	100,000	100,000	0	0.00%
Jing Yang	100,000	100,000	0	0.00%
Resse Jiang	20,000	20,000	0	0.00%
Shaqin Yang	200,000	200,000	0	0.00%
Kevin Yanzhi Wu	20,000	20,000	0	0.00%
CB Capital Inc	40,000	40,000	0	0.00%
Zhenhan Huang	80,000	80,000	0	0.00%
Ying Chen	72,000	72,000	0	0.00%
An-Ni Chi	20,000	20,000	0	0.00%
Kuan-Ting Wu	10,000	10,000	0	0.00%
Man-Ning Chiu	40,000	40,000	0	0.00%
Yu-Ching Chou	10,000	10,000	0	0.00%
Shang Min Huang	10,000	10,000	0	0.00%
Pei-Hsuan Chang	10,000	10,000	0	0.00%
Qi Sun	2,000	2,000	0	0.00%
Dunyong He	2,000	2,000	0	0.00%
Yuan Chen	2,000	2,000	0	0.00%
Wantongda Group	12,000	12,000	0	0.00%
Mao Yuan Int'l Commercial and Trading LLC	580,000	580,000	0	0.00%
Cuixia Sun	2,000	2,000	0	0.00%
Yang Zou	10,000	10,000	0	0.00%
Jia Liu	10,000	10,000	0	0.00%
Peter Hu	2,000	2,000	0	0.00%
Zhixiong Yang	10,000	10,000	0	0.00%
Ning Jiang	10,000	10,000	0	0.00%
Yuling Xiong	10,000	10,000	0	0.00%
Zhili Yan	10,000	10,000	0	0.00%
Hong Ouyang	10,000	10,000	0	0.00%
Alan Hung	10,000	10,000	0	0.00%
Jing Li	10,000	10,000	0	0.00%
Jie Luo	10,000	10,000	0	0.00%
Tony Lu	10,000	10,000	0	0.00%
Yulin Huang	10,000	10,000	0	0.00%
Kuan Ping Huang	10,000	10,000	0	0.00%
Amy Kajiya	15,000	15,000	0	0.00%
Feifei Rautionmaa	10,000	10,000	0	0.00%
Simon Shavanson(3)	10,000	10,000	0	0.00%
Siyavash Fooladian(3)	10,000	10,000	0	0.00%
Robert Nagel(3)	10,000	10,000	0	0.00%
Sharon Mair(3)	10,000	10,000	0	0.00%

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(1) All of the Selling Shareholders Shares are being offered as a part of the Resale. This table projects ownership assuming the Selling Shareholders sell all of their Shares as part of the Resale. However, Selling Shareholders have no obligation to sell any shares as a party of the Resale, which may result in the Selling Shareholders retaining an interest in the Company. The numbers identified herein assume that the Selling Shareholders sell all of their shares as a result of the Resale.

(2) Yin Yan is the Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of the Directors for the Company

(3) Denotes directors of the Company within the past three (3) years

After this Registration Statement is deemed effective, the Company intends on filing its Form 8-A with the SEC registering its common stock pursuant to Section 12(g) of Exchange Act, which will subject the Company to all reporting and proxy obligations under the Exchange Act.

ITEM 8. PLAN OF DISTRIBUTION

We intend to offer and sell the IPO Shares through our officers and directors who will receive no compensation or fees with the offers and/or sales. This IPO is commencing on the date of this Registration Statement and will continue until all shares are sold, or until the Board of Directors determines it is appropriate to close the offering (the “Offering Period”). The shares are being offered on a “reasonable efforts, best efforts” basis—i.e. there is no requirement for all of the shares registered under the IPO to be sold in order for the offering to be closed. Affiliates of the Company may purchase shares for their own account. Such purchases will be included in determining whether all of the shares have been sold.

The Company has agreed to indemnify its officers and directors in offering and selling the common stock, to the fullest extent permitted by law, against certain liabilities that may be incurred in connection with this offering, including certain civil liabilities under the Securities Act. If we should find reasonable cause to believe that any statement in this Prospectus or the due diligence information is not true or continued ownership of such shares will cause a violation of any law by which we are governed, we may either (i) refuse to issue the common stock, or (ii) redeem any common stock at 100% of the original purchase price on the date of redemption as specified in the notice advising the investor of the compulsory redemption.

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the Selling Shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the Selling Shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this Prospectus. The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of shares and activities of the Selling Shareholders. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

45

The Selling Shareholders may use a variety of methods when selling shares. They may engage in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers. They may block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction. The shares may be purchased by a broker-dealer as principal and resale by the broker-dealer for its account. They might elect to engage in an exchange distribution in accordance with the rules of the applicable exchange. Finally, they might engage in privately negotiated transactions or broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at the fixed price per share set forth herein, or any other method permitted pursuant to applicable law.

The Selling Shareholders or their pledges, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Shareholders will attempt to sell shares in block transactions to market makers or other purchasers at a price per Share which may be below the then market price. The Selling Shareholders cannot assure that all or any of the shares offered in this Prospectus will be sold by the Selling Shareholders. In addition, the Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus are "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of their shares and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares from time to time under this Prospectus after the Company has filed an amendment to this Prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as a Selling Shareholders under this Prospectus.

The Selling Shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholders under this Prospectus.

The Selling Shareholders acquired the shares offered hereby in the ordinary course of business and they have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of Shares by the Selling Shareholders. We will file a supplement to this Prospectus if the Selling Shareholders enter into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Shareholders use this Prospectus for any sale of the shares, it will be subject to the prospectus delivery requirements of the Securities Act.

46

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent of the gross proceeds received by the Selling Shareholders for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

ITEM 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

Under Item 202 of Regulation S-K, the Company is to disclose any share classes and any provisions of its Bylaws that might affect an investor, such as any clauses that may act as a “poison pill” or liability of shares to foreign tax. The Company currently does not have any such disclosures, and furthermore, directs any investor to the Bylaws and Articles of Incorporation, both of which are set forth in the exhibits, below.

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $.0001 per share, of which there are 33,009,000 issued and outstanding, and 10,000,000 shares of preferred stock par value $.0001 per share, of which none have been designated or issued. The Company is seeking the registration of 38,009,000 shares—5,000,000 for the IPO and 33,009,000 shares for the Resale, which will be sold by Selling Shareholders as described above.

We have not paid any dividends on our common stock. The payment of cash dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of a business combination, if any. The payment of any dividends, if any, will be within the discretion of our then existing Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, the Board of Directors does not anticipate paying any cash dividends. Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

We have not issued and do not have outstanding any warrants to purchase common shares. We have not issued and do not have outstanding any securities convertible into common shares or any rights convertible or exchangeable into common shares.

After this Registration Statement is deemed effective, the Company intends on filing its Form 8-A with the SEC registering its common stock pursuant to Section 12(g) of Exchange Act, which will subject the Company to all reporting and proxy obligations under the Exchange Act.

ITEM 10. INTERESTS OF NAMED EXPERTS AND COUNSEL

The Company has retained Anthony R. Paesano and Devin W. Bone of the law firm of Paesano Akkashian Apkarian, P.C. (“PAA”) located at 7457 Franklin Road, Suite 200 in Bloomfield Hills, Michigan to serve as counsel. Mr. Bone authored a professional opinion on the validity of the shares to be issued at Exhibit 23.1. Mr. Paesano, Mr. Bone, and PAA do not have any equity interest in the Company. The audited financial statement of the Company as of and for the years ended December 31, 2017 and 2018 were audited by Kenne Ruan, CPA, P.C., an independent registered public accounting firm, located at 40 Hemlock Hollow Road, Woodbridge, CT 06525 to the extent set forth in its report and are included herein in reliance upon the authority of this firm as experts in accounting and auditing. See Exhibit 23.2.

ITEM 11. INFORMATION WITH RESPECT TO THE REGISTRANT

The Company hereby incorporates by reference the information provided in the above Prospectus from page 1 to 51.

ITEM 11A. MATERIAL CHANGES

The Company does not have any disclosures associated with material changes in its affairs since the end of the latest fiscal year.

47

ITEM 12. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Company does not have any disclosures under this item.

ITEM 12A. Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our Bylaws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable. Further, California law provides that indemnification is only available to agents of a corporation where the individual acted in good faith and in a manner the person reasonably believed to be in the best interest of the company. Thus, intentional violations of securities law—federal or otherwise—or other laws would not be indemnified by the Company under California law or the Bylaws.

Where you can Find More Information

We are subject to the informational requirements of the Exchange Act, as amended, and accordingly, file current and periodic reports, proxy statements and other information with the SEC. We have also filed with the SEC a Registration Statement on Form S-1, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, accountant's fees and expenses, the legal fee and expenses, and transfer agent's fees and expenses.

Securities and Exchange Commission registration fee	$4,933.57
DTC Eligibility and support fee	$10,000.00
Accountants' fees and expenses	$3,000.00
Legal fees and expenses	$10,000.00
Transfer Agent's fees and expenses	$1,000.00
Edgar Agent fees and expenses	$2,000.00
Total expenses	$30,933.57

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 317 of California’s Corporation Code (“CCC”) provides that a corporation shall have the power to indemnify any person who is a party to a lawsuit, or who is threatened with litigation, by reason of the fact that the person is or was an agent of the corporation. This includes officers, directors, employees, or other individuals working in any way for the corporation. The caveat is, however, that indemnification may be provided “if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and (in a criminal proceeding) had no reasonable cause to believe the conduct of the person was unlawful. Indemnification under the CCC extends to all costs “actually and reasonably” incurred by the agent of the corporation.

48

Our Bylaws provide the following direction on indemnification:

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The corporation is authorized to provide indemnification of agents (As defined in Section 317 of the [CCC]) for breach of duty to the corporation and shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the [CCC], subject to the limits on such excess indemnification set forth in Section 204 of the [CCC].

The Company has not entered into any indemnification agreements with any directors or officers, but it may elect to do so in the future in order to secure talented directors and officers. Any indemnification agreements entered into by the Company will mirror our Bylaws but carve out exceptions for intentional acts.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In the past three (3) years, the Company has sold unregistered securities on several occasions. The information required by Rule 701 of Regulation S-K is provided in the table below. The sales identified herein were sold in reliance of Rule 506(b) of Regulation D of the Securities Act. The individuals who purchased the common stock were accredited investors with personal relationships with the Company’s officers and directors. No general solicitation was used, and none of the purchasers were merely sophisticated. For the sales identified below, no underwriters were used.

Name	Date of Sale	Shares Offered Herein	Number of Shares Sold	Aggregate Offering Price
Yang Yang Huang	11/16/2017	Common Stock	400,000	$200,000.00
Zi Yang Bi	11/15/2017	Common Stock	200,000	$100,000.00
Gang Cheng	11/17/2017	Common Stock	40,000	$20,000.00
Xudong Sun	11/27/2017	Common Stock	100,000	$50,000.00
Weijia Guo	11/28/2017	Common Stock	200,000	$100,000.00
Hechi Sun	11/30/2017	Common Stock	200,000	$100,000.00
Zhe Qu	12/1/2017	Common Stock	240,000	$120,000.00
Xianghua Gai	12/5/2017	Common Stock	100,000	$50,000.00
Dianlin Wang	12/5/2017	Common Stock	100,000	$50,000.00
Jing Yang	12/11/2017	Common Stock	100,000	$50,000.00
Resse Jiang	12/1/2017	Common Stock	20,000	$10,000.00
Shaqin Yang	12/6/2017	Common Stock	200,000	$100,000.00
Shili Zhou	12/22/2017	Common Stock	200,000	$100,000.00
Kevin Yanzhi Wu	12/14/2017	Common Stock	20,000	$10,000.00
CB Capital Inc	12/25/2017	Common Stock	40,000	$20,000.00
Zhenhan Huang	12/18/2017	Common Stock	80,000	$40,000.00
Ying Chen	12/27/2017	Common Stock	72,000	$36,000.00
An-Ni Chi	5/15/2019	Common Stock	20,000	$10,000.00
Kuan-Ting Wu	6/20/2019	Common Stock	10,000	$5,000.00
Man-Ning Chiu	5/15/2019	Common Stock	40,000	$20,000.00
Yu-Ching Chou	5/15/2019	Common Stock	10,000	$5,000.00
Shang Min Huang	5/17/2019	Common Stock	10,000	$5,000.00
Pei-Hsuan Chang	5/16/2019	Common Stock	10,000	$5,000.00
Qi Sun	5/19/2019	Common Stock	2,000	$1,000.00
Dunyong He	5/19/2019	Common Stock	2,000	$1,000.00
Yuan Chen	5/20/2019	Common Stock	2,000	$1,000.00
Wantongda Group	5/23/2019	Common Stock	12,000	$6,000.00
Mao Yuan Int'l Commercial and Trading LLC	5/20/2019	Common Stock	580,000	$290,000.00
Cuixia Sun	5/20/2019	Common Stock	2,000	$1,000.00
Yang Zou	5/28/2019	Common Stock	10,000	$5,000.00
Jia Liu	5/29/2019	Common Stock	10,000	$5,000.00
Peter Hu	6/13/2019	Common Stock	2,000	$1,000.00

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The Company’s financial statements, notes, and schedules are attached hereto, along with the following exhibits identified in the chart below.

			Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3.1	Articles of Incorporation		S-1		3.1	7/26/2019
3.2	By-Laws		S-1		3.2	7/26/2019
3.3	Amendment to Certificate of Incorporation		S-1		3.3	7/26/2019
4.1	Specimen Stock Certificate		S-1		4.1	7/26/2019
5.1	Legal Opinion and Consent	X
23.1	Consent of Independent Auditor	X
99.1	Board Director Agreement	X
99.2	Board Director Agreement	X
99.3	Board Director Agreement	X
99.4	Board Director Agreement	X

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on February 7, 2020.

BIO ESSENCE CORP., a California

corporation,

/s/ Yin Yan

By: Yin Yan

Its: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on February 7, 2020.

NAME	POSITION
/s/ Yin Yan Yin Yan	Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer) Chief Accounting Officer (Controller or Principal Accounting Officer), and Director

/s/ Sia Fooladian Dr. Sia Fooladian	Director

/s/ Robert D. Nagel Robert D. Nagel	Director

/s/ Sharon Mair Sharon Mair	Director

/s/ Simon Shavanson Simon Shavanson	Director

/s/ Yang Yang Huang Yang Yang Huang	Director

51

BIO ESSENCE, INC.

AUDITED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS 2018 AND 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Bio Essence Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bio Essence Corporation (the Company) as of December 31, 2018, and 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring net losses with significant accumulated deficit, and negative cash flows from operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Kenne Ruan, CPA, P.C.
We have served as the Company’s auditor since 2017.
Woodbridge, Connecticut

July 18, 2019

F-1

BIO ESSENCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	AS OF DECEMBER 31,
	2018	2017
ASSETS

CURRENT ASSETS
Cash & equivalents		$713,551
Accounts receivable	$182,170	$210,264
Other receivables	—	$2,933
Advance to supplies	$64,683	$38,324
Inventory, net	$581,612	$759,565

Total current assets	$828,465	$1,724,637

NONCURRENT ASSETS
Security deposit	$64,043	$62,202
Property and equipment, net	$100,259	$94,752
Intangible assets, net	$29,511	$4,339

Total non-current assets	$193,813	$161,293

TOTAL ASSETS	$1,022,278	$1,885,930

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Bank overdraft	$16,376	—
Accounts payable	$60,565	$14,582
Taxes payable	$13,837	$28,235
Accrued liabilities and other payables	$672,068	$314,995
Loan from shareholder	$90,000	—

Total current liabilities	$852,846	$357,812

TOTAL LIABILITIES	$852,846	$357,812

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock $0.0001 par value; authorized shares 10,000,000	—	—
Common stock $0.0001 par value; authorized shares 100,000,000; issued and outstanding shares 32,312,000 and 30,000,000 as of December 31, 2018 and 2017	$3,231	$3,000
Additional paid in capital	$4,578,309	$4,478,540
Accumulated deficit	($4,412,108)	($2,953,422)

TOTAL STOCKHOLDERS' EQUITY	$169,432	$1,528,118

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,022,278	$1,885,930

The accompanying notes are an integral part of these consolidated financial statements

F-2

BIO ESSENCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	YEARS ENDED DECEMBER 31,
	2018	2017

Net sales	$984,575	$1,338,722
Cost of goods sold	622,999	950,362

Gross profit	361,576	388,360

Operating expenses
Selling	183,681	187,879
General and administrative	1,678,209	1,925,495

Total operating expenses	1,861,890	2,113,374

Loss from operations	(1,500,314)	(1,725,014)

Non-operating income (expenses)
Interest income	303	142
Financial expense	(20,898)	(26,490)
Other income	87,394	28,022
Other expenses	(21,971)	(35,068)

Non-operating income (expenses), net	44,828	(33,394)

Loss before income tax	(1,455,486)	(1,758,408)

Income tax expense	3,200	1,600

Net loss	$(1,458,686)	$(1,760,008)

Basic and diluted weighted average shares outstanding	32,128,307	29,191,784

Basic and diluted net loss per share	$(0.05)	$(0.06)
The accompanying notes are an integral part of these consolidated financial statements

F-3

BIO ESSENCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED DECEMBER 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,458,686)	$(1,760,008)

Asset loss on disposal	18,706	—
Depreciation and amortization	39,538	19,293
Provision for inventory impairment	(12,515)	270
Changes in assets / liabilities:
Accounts receivable	28,095	(57,801)
Other receivables	2,933	6,632
Advance to supplies	(26,359)	77,097
Inventory	190,465	(230,023)
Security deposit	(1,841)	11,854
Accounts payable	45,984	(151,260)
Taxes payable	(14,398)	8,881
Accrued liabilities and other payables	357,074	(29,688)

Net cash used in operating activities	(831,004)	(2,104,753)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed assets	$7,810	—
Purchase of fixed assets	(96,733)	(91,646)

Net cash used in investing activities	(88,923)	(91,646)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	16,376	—
Proceeds from issuance of shares	100,000	1,056,000
Shareholder contribution	—	1,780,000
Loan from shareholder	90,000	—

Net cash provided by financing activities	206,376	2,836,000

NET INCREASE (DECREASE) IN CASH & EQUIVALENTS	(713,551)	639,601

CASH & EQUIVALENTS, BEGINNING OF YEAR	713,551	73,950

CASH & EQUIVALENTS, END OF YEAR	$—	$713,551

Supplemental Cash Flow Data:
Income tax paid	$3,200	$1,600
Interest paid	$—	$—

Supplemental disclosure of non-cash financing activities:
Conversion of shareholders’ loan into shares	$—	$707,390

The accompanying notes are an integral part of these consolidated financial statements

F-4

BIO ESSENCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2018 AND 2017

	COMMON	COMMON	ADDITIONAL
DATE	STOCK - SHARES	STOCK - AMOUNT	PAID IN CAPITAL	ACCUMULATED DEFICIT	TOTAL

Balance at January 1, 2017	25,000,020	$2,500	$935,150	$(1,193,414)	$(255,764)

Shares issued for shareholder contribution	4,999,980	500	166,166	—	166,666

Shareholders contribution	—	—	2,321,224	—	2,321,224

Shares to be issued for equity financing	—	—	1,056,000	—	1,056,000

Net loss for the year	—	—	—	(1,760,008)	(1,760,008)

Balance at December 31, 2017	30,000,000	3,000	4,478,540	(2,953,422)	1,528,118

Shares issued for equity financing completed in 2017	2,112,000	211	(211)	—	—

Shares issued for equity financing	200,000	20	99,980	—	100,000

Net loss for the year	—	—	—	(1,458,686)	(1,458,686)

Balance at December 31, 2018	32,312,000	$3,231	$4,578,309	$(4,412,108)	$169,432

The accompanying notes are an integral part of these consolidated financial statements

F-5

BIO ESSENCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 and 2017

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Bio Essence Corporation (“the Company” or “Bio Essence”) was incorporated in 2000 in the state of California. Fusion Diet Systems (“FDS”) was incorporated in 2010 in the state of Utah. Bio Essence and FDS were under common control since beginning of 2016. Bio Essence and FDS are mainly engaged in manufacturing and distributing health supplement products. In January 2017, Bio Essence incorporated two subsidiaries in the state of California: Bio Essence Pharmaceutical Inc. (“BEP”) and Bio Essence Herbal Essentials, Inc. (“BEH”), Bio Essence transferred its manufacturing operation into BEP, and transferred its distributing operation into BEH. On March 1, 2017, the 100% shareholder of FDS transferred all of her ownership in FDS into Bio Essence. As a result of the ownership restructure, FDS, BEP and BEH became wholly-owned subsidiaries of Bio Essence.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with U.S. Generally Accepted Accounting Principles (“US GAAP”). The functional currency of Bio Essence is U.S. dollars (“$’’). The accompanying financial statements were presented in U.S. dollars (“$”).

Going Concern

The Company incurred net losses of $1.46 million and $1.76 million for the years ended December 31, 2018 and 2017 respectively. The Company also had an accumulated deficit of $4.41 million as of December 31, 2018. These conditions raise a substantial doubt about the Company’s ability to continue as a going concern. The Company plans to increase its income by strengthening its sales force, providing attractive sales incentive program, and increasing marketing and promotion activities. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Equivalents

For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2018 and 2017, the bad debt allowance was $0.

F-6

Inventory

Inventories are stated at the lower of cost and net realizable value with cost determined on a weighted-average basis. Management compares the cost of inventories with the net realizable value and an allowance is made for writing down their inventories to market value, if lower. The Company recorded allowance for write-downs of inventory of $32,697 and $45,212, at December 31, 2018 and 2017, respectively.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation, and impairment losses, if any. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets as follows:

Leasehold improvement	7-10 years
Office furniture	5 years

Depreciation of plant, property and equipment attributable to manufacturing activities is capitalized as part of inventories, and expensed to cost of goods sold when inventories are sold.

Impairment of Long-Lived Assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, but at least annually.

Recoverability of long-lived assets to be held and used is measured by comparing of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by it. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value (“FV”). FV is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of December 31, 2018 and 2017, there was no significant impairments of its long-lived assets.

Income Taxes

Income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company follows ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of ASC Topic 740, when tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income.

F-7

BEC and subsidiaries are subject to U.S. federal and state income taxes. On December 22, 2017, the Tax Cut and Jobs Act (“Tax Act”) was signed into law. The Tax Act introduced a broad range of tax reform measures that significantly change the federal income tax laws. The provisions of the Tax Act that have significant impact on the Company include the permanent reduction of the corporate income tax rate from 35% to 21% effective for tax years including or commencing on January 1, 2018, one-time transition tax on post-1986 foreign unremitted earnings, provision for Global Intangible Low-Taxed Income ("GILTI"), deduction for Foreign Derived Intangible Income ("FDII"), repeal of corporate alternative minimum tax, limitation of various business deductions, and modification of the maximum deduction of net operating loss with no carryback but indefinite carryforward provision. Many provisions in the Tax Act are generally effective in tax years beginning after December 31, 2017.

At December 31, 2018 and 2017, the Company did not take any uncertain positions that would necessitate recording a tax related liability.

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

The new revenue standards became effective for the Company on January 1, 2018, and were adopted using the modified retrospective method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to retained earnings was required upon adoption.

Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenues from product sales are recognized when the customer obtains control of the Company’s product, which occurs at a point in time, typically upon delivery to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial.

Revenues from product sales are recorded net of reserves established for applicable discounts and allowances that are offered within contracts with the Company’s customers.

Product revenue reserves, which are classified as a reduction in product revenues, are generally characterized in the following categories: discounts, returns and rebates. These reserves are based on estimates of the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable as the amount is payable to the Company’s customer.

F-8

The Company’s return policy allows for the return of damaged or defective products and shipment errors. A notice of damage or wrong items should make within five days from receiving the goods, and actual return of the products must be completed within 30 days from the date of receiving the goods. Delayed notification for damaged or wrong products will not be accepted for return or exchange. Custom formulas and capsules are not returnable. The amount for return of products was immaterial for the years ended December 31, 2018 and 2017.

Cost of Sales

Cost of sales (“COS”) consists primarily of finished goods purchased from other manufacturers, material costs, labor costs and related overhead that are directly attributable to the production of the products. Write-down of inventory to lower of cost or market is also recorded in COS.

Shipping and Handling Costs

Shipping and handling costs related to delivery of finished goods are included in selling expenses. During the years ended December 31, 2018 and 2017, shipping and handling costs were $96,520 and $58,800, respectively.

Statement of Cash Flows

In accordance with ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based on the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Fair Value (“FV”) of Financial Instruments

Certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and accounts payable, carrying amounts approximate their FV due to their short maturities. FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities each qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

Fair Value Measurements and Disclosures

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines FV, and establishes a three-level valuation hierarchy for disclosures of FV measurement that enhances disclosure requirements for FV measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

As of December 31, 2018 and 2017, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at FV.

Share-based Compensation

The Company accounts for share-based compensation awards to employees in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”, which requires that share-based payment transactions with employees be measured based on the grant-date FV of the equity instrument issued and recognized as compensation expense over the requisite service period.

F-9

The Company accounts for share-based compensation awards to non-employees in accordance with FASB ASC Topic 718 and FASB ASC Subtopic 505-50, “Equity-Based Payments to Non-employees”. Share-based compensation associated with the issuance of equity instruments to non-employees is measured at the FV of the equity instrument issued or committed to be issued, as this is more reliable than the FV of the services received. The FV is measured at the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.

Earnings (Loss) per Share (EPS)

Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares pertaining to warrants, stock options, and similar instruments had been issued and if the additional common shares were dilutive. Diluted earnings per share are based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding unvested restricted stock, options and warrants, and the if-converted method for the outstanding convertible instruments. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later) and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, outstanding convertible instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

Two customers accounted for 13% and 10%, respectively, of the Company’s sales for the year ended December 31, 2018, and at December 31, 2018, one customer accounted for 6.0% of the total outstanding accounts receivable of the Company. Two customers accounted for 11% and 10%, respectively, of the Company sales for the year ended December 31, 2017, and at December 31, 2017, one customer accounted for 71% of the total outstanding accounts receivable of the Company.

The Company purchased its products from five major vendors during the year ended December 31, 2018, accounting for a total of 73% (19%, 16%, 14%, 13% and 11% for each) of the Company’s purchases, respectively. The Company purchased its products from five major vendors during the year ended December 31, 2017, accounting for a total of 66% (25%, 17%, 9%, 9% and 6% for each) of the Company’s purchases, respectively. Accounts payable to these major vendors were $296,699 and $651,797 as of December 31, 2018 and 2017, respectively.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker organizes segments within the Company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Management determined that the Company’s operations constitute a single reportable segment in accordance with ASC 280. The Company operates exclusively in one business and industry segment: manufacture and sale of health supplement products.

F-10

New Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of adoption of this ASU on the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact that the standard will have on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 clarifies the presentation and classification of certain cash receipts and cash payments in the statement of cash flows. The amendments are an improvement to U.S. GAAP because they provide guidance for each of the eight issues, thereby reducing the current and potential future diversity in practice. This ASU is effective for public business entities for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company has adopted the guidance retrospectively to each period presented. The adoption did not have any material effect on the presentation of its consolidated statements of cash flows.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. This ASU improves the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. For public business entities, the amendments in this update are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The standard is effective for fiscal years beginning after December 15, 2017, and interim period within those fiscal years. The Company has adopted the guidance retrospectively to each period presented. The adoption did not have any material effect on the presentation of its consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company has adopted the guidance effective January 1, 2018. The Company will evaluate the impact of adopting this standard prospectively upon any transactions of acquisitions or disposals of assets or businesses.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance should be adopted on a prospective basis for the annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

F-11

In June 2018, the FASB issued ASU 2018-07, "Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting," which expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of ASC 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. The amendments specify that ASC 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor's own operations by issuing share-based payment awards. The new guidance is effective for SEC filers for fiscal years, and interim reporting periods within those fiscal years, beginning after December 15, 2019 (i.e., January 1, 2020, for calendar year entities). Early adoption is permitted. The Company is evaluating the effects of the adoption of this guidance and currently believes that it will impact the accounting of the share-based awards granted to non-employees.

In August 2018, the SEC issued Release No. 33-10532 that amends and clarifies certain financial reporting requirements. The principal change to our financial reporting will be the inclusion of the annual disclosure requirement of changes in stockholders’ equity in Rule 3-04 of Regulation S-X to interim periods. We will adopt this new rule beginning with its financial reporting for the quarter ending March 31, 2019. Upon adoption, the Company will include its Consolidated Statements of Stockholders’ Equity with each quarterly filing on Form 10-Q.

3. INVENTORY

Inventory consisted of the following at December 31, 2018 and 2017:

	2018	2017
Raw materials	$33,235	$—
Finished goods – health supplements	581,074	804,777
Less: Inventory impairment allowance	(32,697)	(45,212)
Total	$581,612	$759,565

4. SECURITY DEPOSIT

As of December 31, 2018 and 2017, security deposit was mainly for the rent deposit of the Company’s office and warehouse of $64,043 and $62,202, respectively.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at December 31, 2018 and 2017:

	2018	2017
Leaseholder improvement	$47,354	$18,538
Office furniture and equipment	145,616	160,922
Total	192,970	179,460
Less: Accumulated depreciation	(92,711)	(84,708)
Net	$100,259	$94,752

Depreciation for the years ended December 31, 2018 and 2017 was $33,270 and $17,352, respectively.

6. INTANGIBLE ASSETS, NET

Intangible assets consisted of the following as of December 31, 2018 and 2017:

	2018	2017
Computer Software	$36,928	$5,488
Trademark	2,350	2,350
Total	39,278	7,838
Less: Accumulated amortization	(9,767)	(3,499)
Net	$29,511	$4,339

F-12

Amortization of intangible assets was $6,268 and $1,941 for the years ended December 31, 2018 and 2017, respectively.

Estimated amortization expense relating to the existing intangible assets with finite lives for each of the next five years at December 31, 2018 is as follows: $11,410, $10,716, $6,361, $240 and $240.

7. TAXES PAYABLE

Tax payable at December 31, 2018 and 2017 was for sales tax and payroll tax payable of $13,837 and $28,235, respectively.

8. ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following at December 31, 2018 and 2017:

	2018	2017
Accrued Expense	$249	$5,000
Credit Card Payable	18,518	—
Accrued rent	43,935	27,066
Payroll payable	5,191	3,754
Accrued litigation loss	360,000	—
Customer deposit	244,175	279,175
Total	$672,068	$314,995

The Company is currently involved in legal proceedings involving a lease with its former landlord, and its former sublessor. On December 9, 2016, the Company entered into a lease with former landlord for a warehouse facility located in San Leandro, California (the “Premises”). On November 1, 2017, the Company entered into a sublease with a former sublessor, whereby the former sublessor would occupy a portion of the Premises.

Beginning in April of 2018, the former sublessor began violating its sublease by failing to pay rent, utilities, and operating a cannabis operation in the Premises, which constituted a direct violation of the sublease. The former landlord instructed the Company to evict the former sublessor. Thereafter, the Company was forced to leave the Premises because of the former sublessor’s activities.

The former landlord initiated litigation against the Company seeking $2.09 million in damages for lost rental profits. The Company has filed a cross-complaint against the former sublessor for breach of the sublease agreement, seeking damages related to the Company’s breach of the lease, costs, and attorney’s fees. The case is currently pending in the Superior Court of California in the County of Alameda.

The Company believes it is probable that a loss is likely to occur, and estimated the loss is at $360,000, and recorded accrual for such loss contingency as of December 31, 2018, it is possible the actual liability could be higher or lower than the Company’s estimate.

9. RELATED PARTY TRANSACTIONS

Loans from Shareholders

At December 31, 2018, the Company had a loan from one major shareholder (also the Company’s senior officer) of $90,000. The loan was payable on demand, and bore no interest.

F-13

Shareholders Capital Contribution

Two major shareholders (one is the Company’s senior officer) contributed $1.78 million cash to the Company for the Company’s working capital needs in 2017, and these two major shareholders also converted their loans to the Company of $0.71 million (which was incurred in 2016) into capital contribution in 2017.

10. STOCKHOLDERS’ EQUITY

Shareholders Contribution

In the beginning of 2017, 4,999,980 shares were issued to one major shareholder of the Company (also the Company’s senior officer) for her capital contribution of $0.17 million to the Company. As of December 31, 2017, total 30,000,000 shares were outstanding and were 100% hold by two major shareholders.

In addition, this major shareholder (also the Company’s senior officer) and another major shareholder contributed additional $1.61 million cash to the Company for the Company’s working capital needs in 2017, and these two major shareholders also converted their loans to the Company of $0.71 million (which was incurred in 2016) into capital contribution in 2017.

Equity Financing

In November 2017, the Company and certain accredited investors entered subscription agreements to purchase the Company’s restricted common stock at $0.50 per share for total of 2,312,000 shares, the Company received $1,156,000 from this equity financing, of which, $1,056,000 was received in 2017, and the $100,000 was received in beginning of 2018. The 2,312,000 shares were issued in 2018.

11. INCOME TAXES

The President of the United States signed into law H.R. 1 (the “Tax Reform Law”). The Tax Reform Law, effective for tax years beginning on or after January 1, 2018, except for certain provisions, resulting in significant changes to existing United States tax law, including various provisions that are expected to impact the Company. The Tax Reform Law reduces the federal corporate tax rate from 34% to 21% effective January 1, 2018 for the Company. The Company will continue to analyze the provisions of the Tax Reform Law to assess the impact on the Company’s consolidated financial statements.

At December 31, 2018 and 2017, the Company had net operating loss (“NOL”) for income tax purposes; for federal income tax purposes, the NOL arising in tax years beginning after 2017 may only reduce 80% of a taxpayer’s taxable income, and may be carried forward indefinitely; for California income tax purposes, the entire NOL can be carried forward up to 20 years. The Company has NOL carry-forwards for Federal and California income tax purposes of $4.05 million and $2.95 million at December 31, 2018 and 2017, respectively. No tax benefit was reported with respect to these NOL carry-forwards in the accompanying consolidated financial statements because the Company believes the realization of the Company’s net deferred tax assets for the NOL for both federal and California State of approximately $0.98 million as of December 31, 2018, was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a full valuation allowance.

F-14

Components of deferred tax assets as of December 31, 2018 and 2017 are as follows:

	2018	2017
Net deferred tax assets – Non-current:
Expected income tax benefit from NOL carry-forwards	$975,827	$664,873
Less: valuation allowance	(975,827)	(664,873)
Deferred tax assets, net of valuation allowance	$—	$—

Income Tax Provision in the Statements of Operations

A reconciliation of the consolidated federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes for the years ended December 31, 2018 and 2017 is as follows:

	2018	2017
Federal statutory income tax expense (benefit) rate	(21.00)%	(34.00)%
Federal income tax rate difference	—%	19.00%
State statutory income tax (benefit) rate, net of effect of state income tax deductible to federal income tax	(6.98)%	(7.51)%
California minimum state income tax	0.09%	0.07%
Change in valuation allowance on net operating loss carry-forwards	27.98%	22.51%
Effective income tax rate	0.09%	0.07%

12. COMMITMENTS

Effective March 10, 2016, the Company entered a three-year lease agreement to lease an office in the City of Newport, California, with a security deposit of $22,202. The monthly rent was approximately $9,200 with a 4% increase for each year. The lease was terminated in March 2019 and the Company did not renew the lease.

Effective January 1, 2017, the Company entered a seven-year and three-month lease agreement to lease a warehouse in San Leandro, California, with a security deposit of $40,000. The monthly rent was approximately $25,000 with a 3% increased each year. In July 2018, the Company cancelled the lease and moved the warehouse to Southern California due to the Company’s expansion and resource integration; accordingly, the security deposit of $40,000 was forfeited.

Effective October 1, 2018, the Company entered a 62.5 months lease for a facility including warehouse and office in the City of Irvine, California, with a security deposit of $41,841. The monthly rent was approximately $16,200 with a 3% increase each year. The lease provided an option to extend at lease maturity for another five-years, with six months prior written notice of lessee’s intention to extend the lease.

For the years ended December 31, 2018 and 2017, the rental expense was $297,039 and $364,159, respectively.

As of December 31, 2018, the future annual minimum lease payments were $227,937; $203,591; $209,698; $215,989 and $166,030.

13. SUBSEQUENT EVENTS

Private Placement

In May and June 2019, the Company sold 722,0000 shares to individual investors at $0.50 per share through a private placement for the proceeds of $360,978.

Shares to Employees

In May and June 2019, the Company granted total of 135,000 options to its employees for purchase 135,000 of the Company’s restricted common shares. All 135,000 options have been exercised at nil exercise price on the grant date. The fair value of 135,000 shares was $67,500 at grant date, and was recorded as the Company’s stock compensation expense.

Shares to directors

In June 2019, the Company entered a Board Director Agreement with four directors for retaining them to be the Company’s independent directors for one year. The Company agreed to issue 10,000 shares of the Company’s restricted stock to each of the directors annually. The FV of 40,000 shares was $20,000.

F-15

BIO ESSENCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	AS OF SEPTEMBER 30,	AS OF DECEMBER 31,
	2019 (UNAUDITED)	2018
ASSETS

CURRENT ASSETS
Cash & equivalents	$—	$—
Accounts receivable, net	157,039	182,170
Prepaid expense	13,935	—
Advance to suppliers	600	64,683
Inventory, net	493,906	581,612

Total current assets	665,480	828,465

NONCURRENT ASSETS
Security deposit	76,273	64,043
Right-of-use assets	1,564,568	—
Property and equipment, net	101,730	100,259
Intangible assets, net	20,780	29,511

Total non-current assets	1,763,351	193,813

TOTAL ASSETS	$2,428,831	$1,022,278

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Bank overdraft	$62,114	$16,376
Accounts payable	78,486	60,565
Taxes payable	11,444	13,837
Accrued liabilities and other payables	630,076	672,068
Operating lease liabilities	137,383	—
Loan from shareholder	470,331	90,000

Total current liabilities	1,389,834	852,846

NONCURRENT LIABILITIES
Operating lease liabilities	1,483,510	—

Total non-current liabilities	1,483,510	—

TOTAL LIABILITIES	2,873,344	852,846

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock $0.0001 par value; authorized shares 10,000,000	—	—
Common stock $0.0001 par value; authorized shares 100,000,000; issued and outstanding shares 33,209,000 and 32,312,000 as of September 30, 2019 and December 31, 2018	3,321	3,231
Additional paid in capital	5,026,697	4,578,309
Accumulated deficit	(5,474,531)	(4,412,108)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(444,513)	169,432

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,428,831	$1,022,278

The accompanying notes are an integral part of these consolidated financial statements

F-16

BIO ESSENCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30,		THREE MONTHS ENDED SEPTEMBER 30,
	2019	2018	2019	2018

Net sales	$742,552	$807,035	$327,025	$226,102
Cost of goods sold	440,761	537,035	204,387	89,758

Gross profit	301,791	270,000	122,638	136,344

Operating expenses
Selling	163,982	101,852	39,463	16,356
Bad debts	149,500	—	149,500	—
General and administrative	1,051,341	998,048	334,165	285,063

Total operating expenses	1,364,823	1,099,900	523,128	301,419

Loss from operations	(1,063,032)	(829,900)	(400,490)	(165,075)

Non-operating income (expenses)
Interest income	6	144	1	21
Financial expense	(16,410)	(15,703)	(5,734)	(4,728)
Other income	20,624	33,998	6,751	6,871
Other expenses	(411)	(20,645)	(167)	(17,159)

Non-operating income (expenses), net	3,809	(2,206)	851	(14,995)

Loss before income tax	(1,059,223)	(832,106)	(399,639)	(180,070)

Income tax expense	3,200	3,200	—	—

Net loss	$(1,062,423)	$(835,306)	$(399,639)	$(180,070)

Basic and diluted weighted average shares outstanding	32,722,370	32,066,403	33,209,000	32,312,000

Basic and diluted net loss per share	$(0.03)	$(0.03)	$(0.01)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements

F-17

BIO ESSENCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
	$(1,062,423)	$(835,306)
	23,307	17,441
Bad debts	149,500	—
Loss on disposal of fixed assets	—	18,706
Stock compensation expense	73,568	—
Lease expense	171,934	—
Changes in assets / liabilities:
Accounts receivable	(124,369)	(18,769)
Other receivables	—	3,091
Advance to suppliers	64,084	38,324
Inventory	87,707	199,094
Security deposit	(12,232)	(45,341)
Accounts payable	17,919	175,264
Taxes payable	(2,393)	(10,998)
Accrued liabilities and other payables	(41,990)	(181,035)
Payment of lease liabilities	(115,610)	—

	(770,998)	(639,529)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of fixed assets	—	7,810
Purchase of fixed assets	(16,048)	(82,106)

	(16,048)	(74,296)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	45,737	—
Proceeds from equity financing	360,978	100,000
Loan from shareholder	380,331	—

	787,046	100,000

NET DECREASE IN CASH & EQUIVALENTS	—	(613,825)

CASH & EQUIVALENTS, BEGINNING OF PERIOD	—	713,551

CASH & EQUIVALENTS, END OF PERIOD	$—	$99,726

Supplemental Cash Flow Data:
Income tax paid	$3,200	$3,200
Interest paid	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

F-18

BIO ESSENCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2019
	COMMON	COMMON	ADDITIONAL
	STOCK - SHARES	STOCK - AMOUNT	PAID IN CAPITAL	ACCUMULATED DEFICIT	TOTAL

Balance at January 1, 2019	32,312,000	$3,231	$4,578,309	$(4,412,108)	$169,432

Shares issued to employees	135,000	14	67,486	—	67,500

Shares issued to directors	40,000	4	19,996	—	20,000

Shares issued for equity financing	722,000	72	360,906	—	360,978

Net loss	—	—	—	(1,062,423)	(1,062,423)

Balance at September 30, 2019	33,209,000	$3,321	$5,026,697	$(5,474,531)	$(444,513)

THREE MONTHS ENDED SEPTEMBER 30, 2019
	COMMON	COMMON	ADDITIONAL
	STOCK - SHARES	STOCK - AMOUNT	PAID IN CAPITAL	ACCUMULATED DEFICIT	TOTAL

Balance at July 1, 2019	33,209,000	$3,321	$5,026,697	$(5,074,892)	$(44,874)

Net loss	—	—	—	(399,639)	(399,639)

Balance at September 30, 2019	33,209,000	$3,321	$5,026,697	$(5,474,531)	$(444,513)

NINE MONTHS ENDED SEPTEMBER 30, 2018
	COMMON	COMMON	ADDITIONAL
	STOCK - SHARES	STOCK - AMOUNT	PAID IN CAPITAL	ACCUMULATED DEFICIT	TOTAL

Balance at January 1, 2018	30,000,000	$3,000	$4,478,540	$(2,953,422)	$1,528,118

Shares issued for equity financing completed in 2017	2,112,000	211	(211)	—	—

Shares to be issued for equity financing	200,000	20	99,980	—	100,000

Net loss	—	—	—	(835,306)	(835,306)

Balance at September 30, 2018	32,312,000	$3,231	$4,578,309	$(3,788,728)	$792,812

THREE MONTHS ENDED SEPTEMBER 30, 2018
	COMMON	COMMON	ADDITIONAL
	STOCK - SHARES	STOCK - AMOUNT	PAID IN CAPITAL	ACCUMULATED DEFICIT	TOTAL

Balance at July 1, 2018	32,312,000	$3,231	$4,578,309	$(3,608,658)	$972,882

Net loss	—	—	—	(180,070)	(180,070)

Balance at September 30, 2018	32,312,000	$3,231	$4,578,309	$(3,788,728)	$792,812

The accompanying notes are an integral part of these consolidated financial statements

F-19

 BIO ESSENCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Bio Essence Corporation (“the Company” or “Bio Essence”) was incorporated in 2000 in the state of California. Fusion Diet Systems (“FDS”) was incorporated in 2010 in the state of Utah. Bio Essence and FDS were under common control since beginning of 2016. Bio Essence and FDS are mainly engaged in manufacturing and distributing health supplement products. In January 2017, Bio Essence incorporated two subsidiaries in the state of California: Bio Essence Pharmaceutical Inc. (“BEP”) and Bio Essence Herbal Essentials, Inc. (“BEH”), Bio Essence transferred its manufacturing operation into BEP, and transferred its distributing operation into BEH. On March 1, 2017, the 100% shareholder of FDS transferred all of her ownership in FDS into Bio Essence. As a result of the ownership restructure, FDS, BEP and BEH became wholly-owned subsidiaries of Bio Essence.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with U.S. Generally Accepted Accounting Principles (“US GAAP”) and applicable rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. The functional currency of Bio Essence is U.S. dollars (“$’’). The accompanying financial statements are presented in U.S. dollars (“$”). The unaudited consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances were eliminated in consolidation.

Going Concern

The Company incurred net losses of $1.06 million and $0.84 million for the nine months ended September 30, 2019 and 2018, respectively. The Company also had an accumulated deficit of $5.47 million as of September 30, 2019. These conditions raise a substantial doubt about the Company’s ability to continue as a going concern. The Company plans to increase its income by strengthening its sales force, providing attractive sales incentive program, and increasing marketing and promotion activities. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Recently Adopted Accounting Pronouncements

On January 1, 2019, the Company adopted Accounting Standards Update No. 2016-02, Leases (Topic 842) (ASU 2016-02), as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. The Company adopted the new guidance using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application and not restating comparative periods. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases. For information regarding the impact of Topic 842 adoption, see Significant Accounting Policies - Leases and Note 12 – Commitments and Contingency.

F-20

Leases

On January 1, 2019, the Company adopted Topic 842 using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after January 1, 2019 are presented under Topic 842, while prior period amounts have not been adjusted and continue to be reported in accordance with its historical accounting under Topic 840.

The Company elected the package of practical expedients permitted under the transition guidance, which allowed it to carry forward its historical lease classification, its assessment on whether a contract was or contains a lease, and its initial direct costs for any leases that existed prior to January 1, 2019. The Company also elected to combine its lease and non-lease components and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term.

Upon adoption, the Company recognized total ROU assets of $1.67 million, with corresponding liabilities of $1.72 million on the consolidated balance sheet. The ROU assets include adjustments for prepayments and accrued lease payments. The adoption did not impact its beginning retained earnings, or its prior year consolidated statements of income and statements of cash flows.

Under Topic 842, the Company determines if an arrangement is a lease at inception. ROU assets and liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

Operating leases are included in operating lease right-of-use assets and operating lease liabilities (current and non-current), on the consolidated balance sheets.

Cash and Equivalents

For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of September 30, 2019, and December 31, 2018, the bad debt allowance was $149,500 and $0.

Inventory

Inventories are stated at the lower of cost and net realizable value with cost determined on a weighted-average basis. Management compares the cost of inventories with the net realizable value and an allowance is made for writing down their inventories to market value, if lower. The Company recorded allowance for write-downs of inventory of $32,697 and $32,697, at September 30, 2019 and December 31, 2018, respectively.

F-21

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation, and impairment losses, if any. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets as follows:

Leasehold improvements	7-10 years
Office furniture	5 years

Depreciation of plant, property and equipment attributable to manufacturing activities is capitalized as part of inventories, and expensed to cost of goods sold when inventories are sold.

Impairment of Long-Lived Assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, but at least annually.

Recoverability of long-lived assets to be held and used is measured by comparing of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by it. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value (“FV”). FV is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of September 30, 2019 and December 31, 2018, there was no significant impairments of its long-lived assets.

Income Taxes

Income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company follows ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of ASC Topic 740, when tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income.

F-22

BEC and subsidiaries are subject to U.S. federal and state income taxes. On December 22, 2017, the Tax Cut and Jobs Act (“Tax Act”) was signed into law. The Tax Act introduced a broad range of tax reform measures that significantly change the federal income tax laws. The provisions of the Tax Act that have significant impact on the Company include the permanent reduction of the corporate income tax rate from 35% to 21% effective for tax years including or commencing on January 1, 2018, one-time transition tax on post-1986 foreign unremitted earnings, provision for Global Intangible Low-Taxed Income ("GILTI"), deduction for Foreign Derived Intangible Income ("FDII"), repeal of corporate alternative minimum tax, limitation of various business deductions, and modification of the maximum deduction of net operating loss with no carryback but indefinite carryforward provision. Many provisions in the Tax Act are generally effective in tax years beginning after December 31, 2017.

At September 30, 2019 and December 31, 2018, the Company did not take any uncertain positions that would necessitate recording a tax related liability.

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

The new revenue standards became effective for the Company on January 1, 2018, and were adopted using the modified retrospective method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to retained earnings was required upon adoption.

Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenues from product sales are recognized when the customer obtains control of the Company’s product, which occurs at a point in time, typically upon delivery to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial.

Revenues from product sales are recorded net of reserves established for applicable discounts and allowances that are offered within contracts with the Company’s customers.

Product revenue reserves, which are classified as a reduction in product revenues, are generally characterized in the following categories: discounts, returns and rebates. These reserves are based on estimates of the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable as the amount is payable to the Company’s customer.

The Company’s return policy allows for the return of damaged or defective products and shipment errors. A notice of damage or wrong items should make within five days from receiving the goods, and actual return of the products must be completed within 30 days from the date of receiving the goods. Delayed notification for damaged or wrong products will not be accepted for return or exchange. Custom formulas and capsules are not returnable. The amount for return of products was immaterial for the nine and three months ended September 30, 2019 and 2018.

F-23

Cost of Sales

Cost of sales (“COS”) consists primarily of finished goods purchased from other manufacturers, material costs, labor costs and related overhead that are directly attributable to the production of the products. Write-down of inventory to lower of cost or market is also recorded in COS.

Shipping and Handling Costs

Shipping and handling costs related to delivery of finished goods are included in selling expenses. During the nine months ended September 30, 2019 and 2018, shipping and handling costs were $32,799 and $42,570, respectively; and were $11,261 and $9,268 for the three months ended September 30, 2019 and 2018, respetively.

Statement of Cash Flows

In accordance with ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based on the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Fair Value (“FV”) of Financial Instruments

Certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and accounts payable, carrying amounts approximate their FV due to their short maturities. FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities each qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

Fair Value Measurements and Disclosures

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines FV, and establishes a three-level valuation hierarchy for disclosures of FV measurement that enhances disclosure requirements for FV measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

As of September 30, 2019, and December 31, 2018, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at FV.

Share-based Compensation

The Company accounts for share-based compensation awards to employees in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”, which requires that share-based payment transactions with employees be measured based on the grant-date FV of the equity instrument issued and recognized as compensation expense over the requisite service period.

F-24

The Company accounts for share-based compensation awards to non-employees in accordance with FASB ASC Topic 718 and FASB ASC Subtopic 505-50, “Equity-Based Payments to Non-employees”. Share-based compensation associated with the issuance of equity instruments to non-employees is measured at the FV of the equity instrument issued or committed to be issued, as this is more reliable than the FV of the services received. The FV is measured at the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.

Earnings (Loss) per Share (EPS)

Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares pertaining to warrants, stock options, and similar instruments had been issued and if the additional common shares were dilutive. Diluted earnings per share are based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding unvested restricted stock, options and warrants, and the if-converted method for the outstanding convertible instruments. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later) and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, outstanding convertible instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

For the nine months ended September 30, 2019, there were one customer accounted for 17% of the Company’s total sales. Accounts receivable from the major customer was $130,020 and $0 as of September 30, 2019 and December 31, 2018, respectively. Two customers accounted for 14% and 10%, respectively, of the Company’s sales for the nine months ended September 30, 2018.

For the three months ended September 30, 2019, there were one customer accounted for 17% of the company’s total sales. There was one customer that accounted more than 10% of the Company’s sales for the three months ended September 30, 2018.

The Company purchased its products from three major vendors during the nine months ended September 30, 2019, accounting for a total of 61% (34%, 16% and 11% for each) of the Company’s purchases, respectively. Accounts payable to these major vendors were $48,356 and $53,377 as of September 30, 2019 and December 31, 2018, respectively. The Company purchased its products from three major vendors during the nine months ended September 30, 2018, accounting for a total of 62% (25%, 23% and 13% for each) of the Company’s purchases, respectively.

For the three months ended September 30, 2019, two vendors accounted for 61% (51% and 10% for each) of the Company’s purchases, respectively. For the three months ended September 30, 2018, two vendors accounted for 76% (56% and 20% for each) of the Company’s purchases, respectively.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker organizes segments within the Company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

F-25

Management determined the Company’s operations constitute a single reportable segment in accordance with ASC 280. The Company operates exclusively in one business and industry segment: manufacture and sale of health supplement products.

New Accounting Pronouncements

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact that the standard will have on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance should be adopted on a prospective basis for the annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, "Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting," which expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of ASC 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. The amendments specify that ASC 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor's own operations by issuing share-based payment awards. The new guidance is effective for SEC filers for fiscal years, and interim reporting periods within those fiscal years, beginning after December 15, 2019 (i.e., January 1, 2020, for calendar year entities). Early adoption is permitted. The Company is evaluating the effects of the adoption of this guidance and currently believes that it will impact the accounting of the share-based awards granted to non-employees.

3. INVENTORY

Inventory consisted of the following at September 30, 2019 and December 31, 2018:

	2019	2018
Raw materials	$40,548	$33,235
Finished goods – health supplements	486,055	581,074
Less: Inventory impairment allowance	(32,697)	(32,697)
Total	$493,906	$581,612

4. SECURITY DEPOSIT

As of September 30, 2019, and December 31, 2018, security deposit was for rent of the Company’s office and warehouse.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at September 30, 2019 and December 31, 2018:

F-26

	2019	2018
Leaseholder improvements	$53,312	$47,354
Office furniture and equipment	155,706	145,616
Total	209,018	192,970
Less: Accumulated depreciation	(107,288)	(92,711)
Net	$101,730	$100,259

Depreciation for the nine months ended September 30, 2019 and 2018 was $14,576 and $14,268, respectively. Depreciation for the three months ended September 30, 2019 and 2018 was $5,054 and $5,342, respectively.

6. INTANGIBLE ASSETS, NET

Intangible assets consisted of the following as of September 30, 2019 and December 31, 2018:

	2019	2018
Computer Software	$36,928	$36,928
Trademark	2,350	2,350
Total	39,278	39,278
Less: Accumulated amortization	(18,498)	(9,767)
Net	$20,780	$29,511

Amortization of intangible assets was $8,731 and $3,173 for the nine months ended September 30, 2019 and 2018, respectively. Amortization of intangible assets was $2,679 and $2,222 for the three months ended September 30, 2019 and 2018.

Estimated amortization expense relating to the existing intangible assets with finite lives for each of the next five years at September 30, 2019 is as follows: $10,716, $8,980, $240, $240 and $240.

7. TAXES PAYABLE

Tax payable at September 30, 2019 and December 31, 2018 was for sales tax and payroll tax payable of $11,444 and $13,837, respectively.

8. ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following at September 30, 2019 and December 31, 2018:

	2019	2018
Accrued Expense	$—	$249
Credit Card Payable	19,226	18,518
Accrued rent	—	43,935
Payroll payable	6,675	5,191
Accrued litigation loss	360,000	360,000
Customer deposit	244,175	244,175
Total	$630,076	$672,068

The Company is currently involved in legal proceedings involving a lease with its former landlord, and its former sublessor. On December 9, 2016, the Company entered into a lease with former landlord for a warehouse facility located in San Leandro, California (the “Premises”). On November 1, 2017, the Company entered into a sublease with a former sublessor, whereby the former sublessor would occupy a portion of the Premises.

Beginning in April of 2018, the former sublessor began violating its sublease by failing to pay rent, utilities, and operating a cannabis operation in the Premises, which constituted a violation of the sublease. The former landlord instructed the Company to evict the former sublessor. Thereafter, the Company was forced to leave the Premises because of the former sublessor’s activities.

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The former landlord initiated litigation against the Company seeking $2.09 million in damages for lost rental profits. The Company filed a cross-complaint against the former sublessor for breach of the sublease agreement, seeking damages related to the Company’s breach of the lease, costs, and attorney’s fees. The case is currently pending in the Superior Court of California in the County of Alameda.

The Company believes it is probable that a loss is likely to occur, and estimated the loss at $360,000, and recorded accrual for such loss contingency as of September 30, 2019 and December 31, 2018, it is possible the actual liability could be higher or lower than the Company’s estimate.

The customer deposit mainly represented a deposit from one of the customers of FDS, who is currently working with the Chinese authority on importing dietary supplements to China.

9. RELATED PARTY TRANSACTIONS

Loans from Shareholders

At September 30, 2019, the Company had a loan from one major shareholder (also the Company’s senior officer) of $470,331. The loan was payable on demand, and bore no interest.

At December 31, 2018, the Company had loan from one major shareholder (also the Company’s senior officer) of $90,000. The loan was payable on demand, and bore no interest.

10. STOCKHOLDERS’ EQUITY

Equity Financing

In November 2017, the Company and certain accredited investors entered subscription agreements to purchase the Company’s restricted common stock at $0.50 per share for total of 2,312,000 shares, the Company received $1,156,000 from this equity financing, of which, $1,056,000 was received in 2017, and the $100,000 was received in 2018. The 2,312,000 shares were issued in 2018.

In May and June 2019, the Company sold 722,000 shares to individual investors at $0.50 per share through a private placement for the proceeds of $360,978.

Shares to Employees

In May and June 2019, the Company granted a total of 135,000 options to its employees for purchase 135,000 of the Company’s restricted common shares. All 135,000 options were exercised at nil exercise price on the grant date. The fair value of 135,000 shares was $67,500 at grant date, and was recorded as the Company’s stock compensation expense.

Shares to directors

In June 2019, the Company entered a Board Director Agreement with four directors for retaining them to be the Company’s independent directors for one year. The Company agreed to issue 10,000 shares of the Company’s restricted stock to each of the directors annually. The FV of 40,000 shares was $20,000. The Company amortized $20,000 over one year, and recorded $6,048 and $5,041 stock compensation expense for the nine and three months ended September 30, 2019, respectively.

11. INCOME TAXES

The President of the United States signed into law H.R. 1 (the “Tax Reform Law”). The Tax Reform Law, effective for tax years beginning on or after January 1, 2018, except for certain provisions, resulting in significant changes to existing United States tax law, including various provisions that are expected to impact the Company. The Tax Reform Law reduces the federal corporate tax rate from 34% to 21% effective January 1, 2018 for the Company. The Company will continue to analyze the provisions of the Tax Reform Law to assess the impact on the Company’s consolidated financial statements.

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At September 30, 2019 and December 31, 2018, the Company had net operating loss (“NOL”) for income tax purposes; for federal income tax purposes, the NOL arising in tax years beginning after 2017 may only reduce 80% of a taxpayer’s taxable income, and may be carried forward indefinitely; for California income tax purposes, the entire NOL can be carried forward up to 20 years. The Company has NOL carry-forwards for Federal and California income tax purposes of $5.10 million and $4.05 million at September 30, 2019 and December 31, 2018, respectively. No tax benefit was reported with respect to these NOL carry-forwards in the accompanying consolidated financial statements because the Company believes the realization of the Company’s net deferred tax assets for the NOL for both federal and California State of approximately $1.37 million as of September 30, 2019, was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a full valuation allowance.

Components of deferred tax assets as of September 30, 2019 and December 31, 2018 are as follows:

	2019	2018
Net deferred tax assets – Non-current:
Expected income tax benefit from NOL carry-forwards	$1,374,259	$975,827
Less: valuation allowance	(1,374,259)	(975,827)
Deferred tax assets, net of valuation allowance	$—	$—

Income Tax Provision in the Statements of Operations

A reconciliation of the consolidated federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes for the nine months ended September 30, 2019 and 2018 is as follows:

	2019	2018
Federal statutory income tax expense (benefit) rate	(21.00)%	(21.00)%
Federal income tax rate difference	—%	—%
State statutory income tax (benefit) rate, net of effect of state income tax deductible to federal income tax	(6.82)%	(6.93)%
Change in valuation allowance on net operating loss carry-forwards	27.52%	27.55%
Effective income tax rate	0.30%	0.38%

A reconciliation of the consolidated federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes for the three months ended September 30, 2019 and 2018 is as follows:

	2019	2018
Federal statutory income tax expense (benefit) rate	(21.00)%	(21.00)%
Federal income tax rate difference	—%	—%
State statutory income tax (benefit) rate, net of effect of state income tax deductible to federal income tax	(6.70)%	(7.16)%
Change in valuation allowance on net operating loss carry-forwards	27.70%	28.16%
Effective income tax rate	0.00%	0.00%

12. COMMITMENTS AND CONTINGENCY

Warehouse and office lease

Effective March 10, 2016, the Company entered a three-year lease for an office in the City of Newport, California, with a security deposit of $22,202. The monthly rent was approximately $9,200 with a 4% increase for each year. The lease was terminated in March 2019 and the Company did not renew the lease.

Effective October 1, 2018, the Company entered a 62.5 months lease for a facility including warehouse and office in the City of Irvine, California, with a security deposit of $41,841. The monthly rent was approximately $16,200 with a 3% increase each year. The lease provided an option to extend at lease maturity for another five-years, with six months prior written notice of lessee’s intention to extend the lease.

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For the nine months ended September 30, 2019 and 2018, the rental expense was $192,740 and $209,027, respectively. For the three months ended September 30, 2019 and 2018, the rental expense was $63,869 and $69,678, respectively.

The components of lease costs, lease term and discount rate with respect of warehouse and office lease in the City of Irvine with an initial term of more than 12 months are as follows:

Nine Months Ended
September 30, 2019
Operating lease cost	$159,844
Weighted Average Remaining Lease Term - Operating leases including options to renew	9.01 years
Weighted Average Discount Rate - Operating leases	5%

The following is a schedule, by years, of maturities of warehouse and office lease liabilities as of September 30, 2019:

For the twelve months ended	Operating Leases
September 30, 2020	$203,547
September 30, 2021	208,149
September 30, 2022	214,393
September 30, 2023	220,825
September 30, 2024	225,757
Thereafter	903,026
Total undiscounted cash flows	1,975,697
Less: imputed interest	(394,370)
Present value of lease liabilities	$1,581,327

Equipment leases

In 2017, the Company entered two leases for two copiers with a term of 60 months and 63 months respectively, and the monthly payment was $161.63 and $213.12, respectively. The Company also entered two leases for two forklifts with a term of 60 months for each, and the monthly payment was $291.75 and $669.43, respectively.

The components of lease costs, lease term and discount rate with respect of equipment lease with an initial term of more than 12 months are as follows:

Nine Months Ended
September 30, 2019
Operating lease cost	$12,090
Weighted Average Remaining Lease Term - Operating leases	2.69 years
Weighted Average Discount Rate - Operating leases	5%

The following is a schedule, by years, of maturities of lease liabilities as of September 30, 2019:

For the twelve months ended	Operating Leases
September 30, 2020	$16,031
September 30, 2021	16,031
September 30, 2022	9,947
September 30, 2023	323
Total undiscounted cash flows	42,332
Less: imputed interest	(2,766)
Present value of lease liabilities	$39,566

13. SUBSEQUENT EVENTS

The Company evaluated all events that have occurred subsequent to September 30, 2019 through the date that the consolidated financial statements were issued, and no reportable subsequent event has been identified.

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